Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BENEFICIAL SAVINGS BANK MHC

BENEFICIAL MUTUAL BANCORP, INC.

AND

BENEFICIAL MUTUAL SAVINGS BANK

AND

FMS FINANCIAL CORPORATION

AND

FARMERS AND MECHANICS BANK

DATED AS OF OCTOBER 12, 2006

		Page

9.7	Severability	62
9.8	Specific Performance	63
9.9	No Reliance	63
9.10	Further Assurances	63

EXHIBITS
Exhibit A	Corporate Merger Agreement
Exhibit B	Mid-Tier Merger Agreement
Exhibit C	Bank Merger Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Affiliate’s Letters
Exhibit F	Directors and Officers of Bancorp

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 12, 2006, by and among Beneficial Savings Bank, MHC, a federally chartered mutual holding company, Beneficial Mutual Bancorp, Inc., a federally chartered mid-tier holding company and wholly owned subsidiary of Beneficial MHC, Beneficial Mutual Savings Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Bancorp, FMS Financial Corporation, a New Jersey chartered corporation and savings and loan holding company, and Farmers and Mechanics Bank, a federally chartered savings bank and wholly owned subsidiary of FMS.

RECITALS

WHEREAS, the respective Boards of Directors of Beneficial MHC, Bancorp, BMSB, FMS and FMB have determined that it is in the best interest of their respective companies and shareholders or depositors, as the case may be, to consummate the business combination transactions provided for herein, subject to the terms and conditions set forth herein;

WHEREAS, FMS will merge with and into Merger Corp., a federally chartered interim corporation to be formed as a subsidiary of Bancorp, with Merger Corp. being the surviving entity and simultaneously with, or as soon thereafter as practicable, Merger Corp. will be merged with and liquidated into Bancorp;

WHEREAS, FMB will merge with and into BMSB with BMSB as the surviving entity;

WHEREAS, all of the directors and executive officers of FMS have agreed, in their capacity as shareholders of FMS, to vote their shares of FMS Common Stock in favor of this Agreement pursuant to separate voting agreements (in the form attached as Exhibit D hereto);

WHEREAS, the Merger will be conducted immediately following a Minority Stock Offering by Bancorp; and

WHEREAS, the transactions provided herein are subject to various regulatory approvals and other conditions specified herein.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that:

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

Acquisition.  “Acquisition” shall mean any of the following involving FMS or FMB on the one hand, or Beneficial MHC, Bancorp or BMSB on the other hand, other than the Merger and the Minority Stock Offering:

(a)     any merger, consolidation, share exchange, business combination or other similar transaction;

(b)     any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 24.9% or more of assets in a single transaction or series of related transactions, excluding from this calculation any such transactions undertaken in the ordinary course of business and consistent with past practice;

(c)     any sale of 24.9% or more of the outstanding shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or an agreement or instrument evidencing, the right to acquire capital stock);

(d)     the filing of an acquisition application (or the giving of acquisition notice), whether in draft or final form, under HOLA or under any other applicable Law with respect to it;

(e)     any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 24.9% or more of the then outstanding shares of capital stock; or

(f)     any public announcement of a proposal, plan or intention to do any of the foregoing.

Acquisition Proposal.  “Acquisition Proposal” shall mean the making of any proposal by any Person concerning an Acquisition.

Affiliate.  “Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person, including without limitation all directors and executive officers of the first Person.

Affiliate Letter.  “Affiliate Letter” shall mean a letter from each Affiliate of FMS substantially in the form of Exhibit E attached to this Agreement.

Agreement.  “Agreement” shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the Disclosure Schedules, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

Bancorp.  “Bancorp” shall mean Beneficial Mutual Bancorp, Inc., a federally chartered mid-tier holding company and wholly owned subsidiary of Beneficial Savings Bank MHC.

Bancorp Common Stock.  “Bancorp Common Stock” shall mean the common stock, $1.00 par value per share of Bancorp.

Bancorp Disclosure Schedule.  “Bancorp Disclosure Schedule” shall mean the disclosure schedule, dated the date of this Agreement, delivered by Bancorp to FMS contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

Bancorp Subsidiaries.  “Bancorp Subsidiaries” shall mean BMSB, a wholly-owned subsidiary of Bancorp, and the following wholly-owned subsidiaries of BMSB: Beneficial Investment Center, LLC, Neumann Corporation, Beneficial Insurance Services, LLC and BSB Union Corporation, which constitute all of the direct and indirect subsidiaries of Bancorp.

Beneficial MHC.  “Beneficial MHC” shall mean Beneficial Savings Bank MHC, a federally chartered mutual holding company.

BMSB.  “BMSB” shall mean Beneficial Mutual Savings Bank, a Pennsylvania-chartered savings bank headquartered in Philadelphia, Pennsylvania, which is a wholly owned subsidiary of Bancorp.

Buildings.  “Buildings” shall mean all buildings, fixtures, structures and improvements (including without limitation stand-alone automated teller machines or similar devices) used by a Person or an Affiliate and located on the Person’s Real Estate.

CERCLA.  “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may be in effect from time to time.

Closing.  “Closing” shall mean the conference to be held at 9:00 a.m., Eastern Time, on the Closing Date at the offices of Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, NW, Washington, DC 20016, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

Closing Date.  “Closing Date” shall mean the date of the Effective Time or such other date as the parties may mutually agree to in writing.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended, as the same may be in effect from time to time.

Contracts.  “Contracts” shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, to which the relevant Person is a party or by which it is bound.

Control.  “Control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  “Control,” as used with respect to securities or other property, shall mean the power to exercise or direct the exercise of any voting rights associated therewith, or the power to dispose or direct the disposition thereof, or both.

Disclosure Schedules.  “Disclosure Schedules” shall mean the FMS Disclosure Schedule and the Bancorp Disclosure Schedule.

Employee Benefit Plans.  “Employee Benefit Plans” shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, deferred compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the relevant Person.

Environmental Claim.  “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by a Person or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

Environmental Laws.  “Environmental Laws” shall mean all federal, state, local or foreign statutes, Laws, rules, ordinances, codes, policies, guidelines, and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Environmental Permits.  “Environmental Permits” shall mean environmental, health and safety permits and governmental authorizations necessary for their operations of a Person under Environmental Laws.

Equipment.  “Equipment” shall mean all equipment, boilers, furniture, fixtures, motor vehicles, furnishings, office equipment, computers and other items of tangible personal property owned by the relevant Person which are either presently used, or are used on the Closing Date, by the relevant Person in the conduct of its business.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as the same may be in effect from time to time.

FDIA.  “FDIA” shall mean the Federal Deposit Insurance Act, as the same my be in effect from time to time.

FDIC.  “FDIC” shall mean the Federal Deposit Insurance Corporation.

FHLB of New York.  “FHLB of New York” shall mean the Federal Home Loan Bank of New York.

FHLB of Pittsburgh.  “FHLB of Pittsburgh” shall mean the Federal Home Loan Bank of Pittsburgh.

FMB.  “FMB” shall mean Farmers and Mechanics Bank, a federally chartered stock savings bank headquartered in Burlington, New Jersey.

FMS.  “FMS” shall mean FMS Financial Corporation, a New Jersey chartered corporation headquartered in Burlington, New Jersey, which is registered as a unitary savings and loan holding company under HOLA and the rules and regulations of the OTS promulgated thereunder.

FMS Common Stock.  “FMS Common Stock” shall mean all of the authorized shares of common stock, $.10 par value per share, of FMS.

FMS Disclosure Schedule.  “FMS Disclosure Schedule” shall mean the disclosure schedule, dated the date of this Agreement, delivered by FMS to Bancorp contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

FMS Executives.  “FMS Executives” shall mean the individuals who serve as executive officers of FMS or FMB.

FMS Existing Indebtedness.  “FMS Existing Indebtedness” shall mean all Indebtedness of FMS and the FMS Subsidiaries, all of which is listed on the FMS Disclosure Schedule.

FMS Existing Liens.  “FMS Existing Liens” shall mean all Liens affecting any of the assets and properties of FMS or any FMS Subsidiary (except for Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby), all of which are listed and briefly described on the FMS Disclosure Schedule.

FMS Existing Litigation.  “FMS Existing Litigation” shall mean all pending or, to the Knowledge of FMS, threatened claims, suits, audit inquiries, charges, workers compensation claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind against FMS or any FMS Subsidiary, or affecting any assets or the business of FMS or any FMS Subsidiary, all of which are listed and briefly described on the FMS Disclosure Schedule.

FMS Existing Plans.  “FMS Existing Plans” shall mean all Employee Benefit Plans of FMS and the FMS Subsidiaries including any tax-qualified Benefit Plans of such entities that have been terminated since December 31, 2004, all of which are listed on the FMS Disclosure Schedule.

FMS Meeting.  “FMS Meeting” shall mean the special or annual meeting of the FMS Shareholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be necessary or desirable.

FMS Real Estate.  “FMS Real Estate” shall mean the parcels of real property identified in the legal descriptions set forth in the FMS Disclosure Schedule.

FMS Shareholders.  “FMS Shareholders” shall mean all Persons owning shares of FMS Common Stock on the relevant date of inquiry.

FMS Stock Option Plan.  “FMS Stock Option Plan” shall mean the FMS Financial Corporation Stock Option Plan.

FMS Stock Options.  “FMS Stock Options” shall mean all options to purchase shares of FMS Common Stock granted pursuant to the FMS Stock Option Plan that are outstanding as of the relevant time of inquiry, whether or not such options are exercisable prior to the Effective Time.

FMS Subsidiaries.  “FMS Subsidiaries” shall mean those Subsidiaries of FMS listed on the FMS Disclosure Schedule pursuant to Section 4.1(c) of this Agreement.

Fraction Payment.  “Fraction Payment” shall mean any cash paid for fractional share interests paid pursuant to Section 2.6(c) of this Agreement.

Hazardous Materials.  “Hazardous Materials” shall mean:  (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; (b) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes, restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

HOLA.  “HOLA” shall mean the Home Owners’ Loan Act, as the same may be in effect from time to time, including the rules and regulations of the OTS promulgated thereunder.

Indebtedness.  “Indebtedness” shall mean all liabilities or obligations (except deposit accounts) of the relevant Person, whether primary or secondary, absolute or contingent: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of the relevant Person.

Investment Securities.  “Investment Securities” shall mean all investment securities of the relevant Person permitted to be held by the relevant Person under Law.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Knowledge.  “Knowledge” of a Person shall mean, for purposes of this Agreement, when any fact or matter is stated to be “to the Knowledge” of that Person or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter by the executive officers and the Person and its Subsidiaries.

Law.  “Law” shall mean any federal, state, local or other law, rule, regulation, policy or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies or other Persons.

Lien.  “Lien” shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

Material Adverse Effect.  “Material Adverse Effect” shall mean any change or effect that is or is reasonably likely to be materially adverse to the financial condition or results of operations of the relevant Person and its Subsidiaries, taken as a whole or that would reasonably be expected to materially and adversely affect the ability of the relevant Person to consummate the transactions contemplated in this Agreement or to perform their material obligations hereunder; provided, however, that “Material Adverse Effect” shall not be deemed to include (i) the impact of actions or omissions of a Party taken with the prior written consent of the other in contemplation of the transactions contemplated by this Agreement, (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries, (iii) changes in generally accepted accounting principles, (iv) expenses incurred in connection with this Agreement and the Merger including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans, or (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates.

Material Contract.  “Material Contract” shall mean any Contract of a Person or any of its subsidiaries which constitutes:

(a)     a lease of, or agreement to purchase or sell, any capital assets involving in excess of $25,000 as to any asset or $100,000 in the aggregate;

(b)     any management, consulting, employment, personal service, severance, agency or other contract or contracts providing for employment or rendition of services and which: (i) are in writing, or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;

(c)     any agreements or notes evidencing any Indebtedness;

(d)     a power of attorney (whether revocable or irrevocable) given to any other person by the Person that is in force;

(e)     an agreement by the Person not to compete in any business or in any geographical area;

(f)     an agreement restricting the Person’s right to use or disclose any information in its possession;

(g)     a partnership, joint venture or similar arrangement;

(h)     a license involving payments in excess of $10,000;

(i)     an agreement or arrangement with any Affiliate which is not a Subsidiary;

(j)     an agreement for data processing services;

(k)     any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or other regulatory order or decree with or by the SEC, OTS, FDIC, P.D.B. or any other regulatory authority; or

(l)     any other agreement or set of related agreements or series of agreements which: (i) involve an amount in excess of $25,000 on an annual basis or $100,000 in the aggregate; or (ii) is not in the ordinary course of business of the Person or any Subsidiary of the Person.

Merger.  “Merger” shall mean collectively the Corporate Merger, the Mid-Tier Merger, the Bank Merger and any other mergers by interim corporate entities necessary to effectuate the transactions contemplated by this Agreement.

Merger Corp. “Merger Corp.” shall mean a federally chartered corporation to be formed by Bancorp for the purpose of effecting the transactions contemplated by this Agreement.

N.J.S.A.  “N.J.S.A.” shall mean the New Jersey Statutes Annotated.

OTS.  “OTS” shall mean the Office of Thrift Supervision, United States Department of the Treasury, or any successor agency.

Permits.  “Permits” shall mean all licenses, permits, approvals, franchises, qualifications, permissions, agreements, orders and governmental authorizations required for the conduct of the business of the relevant Person.

Permitted Liens.  “Permitted Liens” shall mean those FMS or FMB Existing Liens which are expressly noted as Permitted Liens on a Disclosure Schedule.

Person.  “Person” shall mean a natural person, corporation, bank, trust, partnership, association, governmental entity, agency or branch or department thereof, or any other legal entity.

P.D.B.  “P.D.B.” shall mean the Pennsylvania Department of Banking.

Proxy Statement.  “Proxy Statement” shall mean the proxy statement of FMS to be filed with the SEC and to be distributed to the FMS Shareholders in connection with the FMS Special Meeting and the approval of the Merger by the FMS Shareholders and which shall also constitute a prospectus with respect to the shares of Bancorp Common Stock to be issued in the Merger.

Registration Statement.  “Registration Statement” shall mean a registration statement on Form S-1 (or other appropriate form) to be filed under the Securities Act by Bancorp in connection with the Merger for purposes of registering the shares of Bancorp Common Stock to be issued in the Merger pursuant to this Agreement and in connection with the Minority Stock Offering for purposes of registering the shares of Bancorp Common Stock to be issued in the Minority Stock Offering.

Regulatory Approvals.  “Regulatory Approvals” shall mean all of the approvals which are conditions precedent to consummating the Merger and the Minority Stock Offering, as specified in Section 7.1(c) of this Agreement.

Release.  “Release” shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended, as the same may be in effect from time to time.

Subsidiary.  “Subsidiary” shall mean any corporation, financial institution, joint venture, partnership, limited liability company, trust or other business entity: (i) 25% or more of any outstanding class of whose voting interests is directly or indirectly owned by the relevant Person, or is held by it with power to vote; (ii) the election of a majority of whose directors, trustees, general partners or comparable governing body is controlled in any manner by the relevant Person; or (iii) with respect to the management or policies of which the relevant Person has the power, directly or indirectly, to exercise a controlling influence.  Subsidiary shall include an indirect Subsidiary of the relevant Person which is controlled in any manner specified above through one or more corporations or financial institutions which are themselves Subsidiaries.

Other Defined Terms.  The following additional terms are defined in the specific Section to which they relate:

TERM	SECTION
Acquisition Agreement	8.1(k)
Bank Merger	2.2(b)
Bancorp Proposal	6.2(b)
Bancorp Reports	5.9(a)
Benchmark Price	8.3(d)
Cash Consideration	2.5(a)(i)
Cash Conversion Number	2.5(b)(i)
Cash Election	2.5(d)(iii)
Cash Election Number	2.5(d)(iii)
Cash Election Shares	2.5(d)(iii)
Cash Proration Factor	2.5(e)(ii)
Certificates	2.5(d)(ii)
COBRA	3.12(d)
Corporate Merger	2.2 (a)
Costs	8.2(c)
Disclosure Schedule Change	3.2(d)
Effective Time	2.1
Election Deadline	2.5(d)(ii)
Election Form	2.5(d)(i)
Exchange Agent	2.6(a)
Exchange Fund	2.6(e)
Exchange Ratio	2.5(a)(ii)
Bancorp Reports	5.9
FMS Approvals	4.1(a)
FMS Reports	4.8
Indemnified Parties	3.5(a)
Minority Stock Offering	2.9(a)
Mixed Election	2.5(d)(iii)
Merger Consideration	2.5(a)
Non-Election	2.5(d)(iii)
Non-Election Shares	2.5(d)(iii)
Non-Election Proration Factor	2.5(e)(ii)
Representative	2.5(d)(i)
Shortfall Number	2.5(e)(ii)
Special Payment	8.3(a)
Special Payment Event	8.3(a)
Stock Consideration	2.5(a)(ii)
Stock Conversion Number	2.5(b)(ii)
Stock Election	2.5(d)(iii)
Stock Election Number	2.5(d)(iii)
Stock Election Shares	2.5(d)(iii)
Stock Proration Factor	2.5(e)(i)
Superior Proposal	6.2(a)

ARTICLE II
THE MERGER

2.1          The Merger.   This Agreement provides for the merger of FMS with and into Merger Corp., whereby the stock of FMS and Merger Corp. outstanding as of the Effective Time will be converted as described herein.  The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement.  The Merger shall become effective on the later of the date and time specified in Articles of Merger filed with the OTS and the date and time specified in the Certificate of Merger to be filed with the New Jersey Office of the Secretary of State pursuant to the N.J.S.A. The date and time on which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

2.2	Effect of the Merger.

(a)     The Corporate Merger.  FMS shall merge with and into Merger Corp. with Merger Corp. as the surviving entity (the “Corporate Merger”).  Merger Corp. and FMS shall enter into the Corporate Merger Agreement substantially in the form of Exhibit A attached hereto.  Immediately thereafter, Merger Corp. shall merge with and into Bancorp with Bancorp as the surviving entity in accordance with the Mid-Tier Merger Agreement substantially in the form of Exhibit B attached hereto.

(b)     FMB shall merge with and into BMSB with BMSB as the surviving institution (the “Bank Merger”).  The Bank Merger shall be effected pursuant to the Bank Merger Agreement substantially in the form of Exhibit C attached hereto.  As a result of the Bank Merger, the existence of FMB shall cease and BMSB shall be the surviving association and continue to existence as a savings bank under the laws of Pennsylvania.

(c)     Charter and Bylaws of Bancorp.  The Charter of Bancorp as in effect immediately prior to the Effective Time shall be the Charter of Bancorp immediately after the Effective Time.  The Bylaws of Bancorp as in effect immediately prior to the Effective Time shall be the Bylaws of Bancorp immediately after the Effective Time.

(d)     Directors and Officers of Bancorp.  As of the Effective Time, the directors and officers of Bancorp shall be the directors and officers of Bancorp serving immediately prior the Effective Time, plus the current members of FMS’s Board appointed to Bancorp’s Board pursuant to Section 3.16.

2.3    Conversion of Shares Upon Merger.     At the Effective Time, by virtue of the Merger and without any action on the part of Bancorp, FMS or holders of FMS Common Stock, the following shall occur:

(a)     FMS Common Stock.   Subject to Section 2.3(b) and Section 2.6(c), each share of FMS Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, as defined and pursuant to Section 2.5.

(b)     FMS Common Stock Held by FMS.  All shares of FMS Common Stock (other than shares of FMS Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are (i) owned by FMS as treasury stock, or (ii) owned directly or indirectly by FMS or any of its wholly owned subsidiaries, shall be cancelled and no Merger Consideration or other consideration shall be delivered in exchange therefore.

2.4    FMS Stock Options.  Upon the satisfaction of all conditions set forth in Article VII of this Agreement, immediately prior to the Effective Time, each holder of an option that is outstanding under the FMS Stock Option Plan immediately prior to the Effective Time, whether or not the option is then exercisable, shall receive from FMS in cancellation of such option (such cancellation to be reflected in a written agreement) a cash payment in an amount determined by multiplying the number of shares of FMS Common Stock subject to option by such holder by an amount equal to the difference between the Cash Consideration and the per share exercise price of such option, net of any cash which must be withheld under federal and state income tax requirements.  Immediately thereafter, FMS shall cancel each such option.

2.5	Merger Consideration.

(a)    Subject to the provisions of this Section 2.5, each share of FMS Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b)) shall be converted at the election of the holder thereof, subject to and in accordance with the procedures set forth in this Agreement, into:

(i)     the right to receive in cash from Bancorp, without interest, an amount equal to $28.00 (the “Cash Consideration”);

(ii)     the right to receive from Bancorp that number of shares of Bancorp Common Stock equal to the Exchange Ratio (as defined below) (the “Stock Consideration”).  The “Exchange Ratio” shall be equal to 2.80; or

(iii)     the right to receive a combination of the foregoing in accordance with the procedures set forth in this Agreement.

“Merger Consideration” means the Stock Consideration, the Cash Consideration or any combination thereof.

(b)    Maximum Conversion Numbers.  Subject to adjustment pursuant to Section 2.5(c):  (i) the total number of shares of FMS Common Stock to be converted into the right to receive Cash Consideration for such shares (including any such shares subject to the cash portion of a Mixed Election (as defined below)), shall be 42.5% of the number of shares of FMS Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b)) (the “Cash Conversion Number”); (ii) the total number of shares of FMS Common Stock to be converted into the right to receive Stock Consideration for such shares (including any such shares subject to the stock portion of a Mixed Election) shall be 57.5% of the number of shares of FMS Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b)) (the “Stock Conversion Number”); and (iii) the maximum number of shares of Bancorp Common Stock which may be issued as Stock Consideration will be equal to the Exchange Ratio multiplied by the Stock Conversion Number and the maximum amount of cash which will be paid as Cash Consideration will be equal to the Cash Consideration multiplied by Cash Conversion Number.

(c)           Adjustments.

(i)     Adjustments To the Cash Conversion Number and the Stock Conversion Number Dependent Upon Minority Offering Appraisal.  The Cash Conversion Number and Stock Conversion Number will be adjusted to ensure the OTS’ requirement that the percentage of Stock Consideration issued to FMS Shareholders as Merger Consideration is less than 50% of the amount of stock issued by Bancorp publicly in the Minority Stock Offering is satisfied.  In addition, to the extent necessary to maintain the aggregate pro forma tangible book value of the shares of Bancorp Common Stock to be issued in the Merger at not less than $65.609 million:  (A) the Cash Conversion Number will decrease to no lower than 35% of the number of shares of FMS Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b)); and (B) the Stock Conversion Number will increase to no greater than 65% of the number of shares of FMS Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.3(b)).  For purposes of this provision, pro forma tangible book value per share shall be as disclosed in the final appraisal as approved by the OTS in connection with the Minority Stock Offering.

(ii)     Adjustment for Dilution and Other Matters.  If, between the date of this Agreement and the Effective Time, each of the outstanding shares of FMS Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of FMS Common Stock the same economic effect as contemplated by this agreement prior to such event.

(d)           Election Procedures.

(i)     All elections contemplated by Section 2.5(a) shall be made on a form designed for that purpose prepared by FMS and reasonably acceptable to Bancorp (an “Election Form”).  Holders of record of shares of FMS Common stock who hold such shares as nominees, trustees or in other representative capacities (“Representatives”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of FMS Common Stock held by each such Representative for a particular beneficial owner.

(ii)     The Election Form shall be mailed on the same date as the date on which the Proxy Statement is mailed to all holders of record of shares of FMS Common Stock as of the record date of the FMS Meeting.  Thereafter FMS and Bancorp shall each use its reasonable and diligent efforts to mail the Election Form to all persons who become record holders of shares of FMS Common Stock during the period between the record date for the Stockholders’ Meeting and 5:00 p.m., Eastern Time, on the day five (5) business days prior to the date of the FMS Meeting.  In order to be effective, an Election Form must be received by the Exchange Agent (as defined below), on or before 5:00 p.m., Eastern Time, on the business day prior to the FMS Meeting (the “Election Deadline”).  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing FMS Common Stock (“Certificate(s)”) (or customary affidavits and, if required by Bancorp pursuant to Section 2.6(a), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of FMS Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine wither any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  All elections will be revocable unit the Election Deadline and thereafter shall be irrevocable.

(iii)     Each Election Form shall entitle the holder of shares of FMS Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”); (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive the Cash Consideration with respect to some of such holder’s shares and the Stock Consideration with respect to such holder’s remaining shares (a “Mixed Election”), or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”).  Shares of FMS Common Stock as to which a valid Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” The aggregate number of shares of FMS Common Stock as to which a valid Cash Election is made is referred to herein as the “Cash Election Number.”  Shares of FMS Common Stock as to which a valid Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.”  The aggregate number of shares of FMS Common Stock as to which a valid Stock Election is made is referred to herein as the “Stock Election Number.”  Shares of FMS Common Stock as to which a Non-Election is deemed in effect are referred to as “Non-Election Shares.”  All shares of FMS Common Stock of a holder whose properly completed Election Form is not received by the Exchange Agent prior to the Election Deadline shall be deemed to be Non-Election Shares.  If the Exchange Agent shall have determined that any purported election was not properly made, such purported election shall be deemed to be of no force and effect and the shares of FMS Common Stock subject to such purported election shall for purposes hereof be deemed to be Non-Election Shares.

(e)          Proration Procedures.  As soon as practicable after the Election Deadline, Bancorp shall cause the Exchange Agent to effect the allocation among holders of FMS Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)     If the Stock Election Number exceeds the Stock Conversion Number, then:

(A)     all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and

(B)     each holder of Stock Election Shares shall have the right to receive:

(1)     the number of shares of FMS Common Stock equal to the product obtained by multiplying (a) the number of Stock Election Shares held by such holder by (b) the Exchange Ratio by (c) a fraction (rounded to four decimal places) the numerator of which is the Stock Conversion Number (as adjusted pursuant to Section 2.5(c)) and the denominator of which is the Stock Election Number (the “Stock Proration Factor”), and

(2)     cash in an amount equal to the product obtained by multiplying (a) the number of Stock Election shares held by such holder by (b) the Cash Consideration by (c) one minus the Stock Proration Factor.

Except as provided herein and except as may be required by Section 2.5(c)(ii), no other change shall be made with respect to the number of shares of Bancorp Common Stock that may be received in respect to shares of FMS Common Stock as to which a Stock Election has been made.

(ii)     If the Stock Election Number is less than the Stock Conversion Number (as adjusted pursuant to Section 2.5(c)) (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)     if the Shortfall Number is less than or equal to the number of Non-Election Shares, then

(1)     all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

(2)     each holder of Non-Election Shares shall have the right to receive (a) the number of shares of Bancorp Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or

(B)     if the Shortfall Number exceeds the number of Non-Election Shares, then:

(1)     all Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(2)     each holder of Cash Election Shares shall have the right to receive (a) the number of shares of Bancorp Common Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the Cash Election Number (the “Cash Proration Factor”) and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Cash Proration Factor.

2.6           Exchange of FMS Common Stock.

(a)     Surrender of Certificates.  As soon as practicable after the Effective Time but in no event later than five (5) business days following the Effective Time a firm selected by Bancorp and reasonably acceptable to FMS (the “Exchange Agent”), pursuant to documentation reasonably acceptable to Bancorp and FMS consistent with the terms hereof, shall mail to each holder of record of a Certificate who did not previously submit a properly completed Election Form together with duly executed transmittal materials prior to the Election Deadline:

(i)     a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and

(ii)     instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (in the form or forms determined in accordance with the provisions of Section 2.5).  Upon surrender of a Certificate for cancellation to the Exchange Agent) or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therfor, (i) a certificate evidencing the whole number of shares of Bancorp Common Stock into which the shares of FMS Common Stock theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 2.5, if any, plus (ii) a check for the aggregate amount of cash, without interest, which such holder would be entitled to receive pursuant to Section 2.5, if any, including any cash amount payable in lieu of fractional shares in accordance with Section 2.6(c).  Certificates so surrendered shall be cancelled.  Bancorp shall direct the Exchange Agent to make such deliveries within five (5) business days of the receipt of all required documentation.  If any Bancorp Common Stock to be exchanged for shares of FMS Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Bancorp having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.  From and after the Effective Time, there shall be no transfers on the stock transfer books of FMS of any shares of FMS Common Stock outstanding immediately prior to the Effective Time and any such shares of FMS Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 2.5 above.

(b)     Failure to Exchange FMS Common Stock.  No dividends or other distributions declared after the Effective Time with respect to Bancorp Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Bancorp Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate.  Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Bancorp Common Stock represented by such Certificate.  All dividends or other distributions declared on or after the Effective Time with respect to the Bancorp Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Bancorp Common Stock pursuant to this Section 2.6(b) shall be paid or delivered by Bancorp to the Exchange Agent, in trust, for the benefit of such holders.  All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Bancorp after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Bancorp for payment or delivery of such dividends or distributions, as the case may be.  Any shares of Bancorp Common Stock or other consideration delivered or made available to the Exchange Agent pursuant to this Section 2.6(b) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Bancorp which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

(c)     Fractional Shares.  No certificates or scrip representing fractional shares of Bancorp Common Stock shall be issued upon the surrender or exchange of Certificates, no dividend or distribution of Bancorp shall relate to any fractional shares, and such fractional shares interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Bancorp.  In lieu of any fractional share of Bancorp Common Stock, Bancorp shall cause to be paid to each holder of shares of FMS Common Stock who otherwise would be entitled to receive a fractional share of Bancorp Common Stock an amount of cash, rounded to the nearest cent (without interest), equal to the product of such fraction multiplied by the Cash Consideration.

(d)     Escheat.  Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of FMS Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

(e)     Exchange Fund.  On the date the Effective Time occurs, Bancorp shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of FMS Common Stock, for exchange in accordance with the terms of this Agreement, an aggregate amount of cash, sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.5 of this Agreement (plus an additional amount of cash sufficient to cover amounts payable in lieu of any fractional shares of FMS Common Stock (“Election Fund”)).

(f)     Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Bancorp.  Any interest and other income resulting from such investments shall be paid to Bancorp.  In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, then Bancorp shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

2.7          Tax-Free Reorganization.  The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax-free reorganization under Section 368(a) of the Code to the extent that shares of FMS Common Stock are exchanged for shares of Bancorp Common Stock as described in this Agreement.  No party shall voluntarily take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Code.

2.8          Reserved.

2.9          Minority Stock Offering.

In connection with the Merger and subject to the requirements of Section 6.3 of this Agreement, Bancorp will take all steps necessary to conduct an offering of shares of Bancorp Common Stock in accordance with the applicable regulations of the OTS (“Minority Stock Offering”).  Such shares shall be offered for sale at a price of $10.00 per share.  Following the Minority Stock Offering and the Merger, no more than 49% of the outstanding shares of Bancorp Common Stock shall be owned by parties other than Beneficial MHC.

Following the Minority Stock Offering and the Merger, Beneficial MHC will own at least 51% of Bancorp Common Stock issued and outstanding, and the Bancorp Common Stock issued in the Minority Stock Offering to parties other than Beneficial MHC and in the Merger to the former FMS Shareholders shall constitute up to 49% of the issued and outstanding shares of Bancorp Common Stock.

The amount of Bancorp Common Stock to be offered to parties other than Beneficial MHC will be determined so that the total of Bancorp Common Stock issued to parties other than Beneficial MHC in the Minority Stock Offering, plus shares of Bancorp Common Stock issued to FMS Shareholders in the Merger as well as shares reserved for options or the other future compensation programs for directors and employees of Bancorp and its Subsidiaries, would constitute less than 50% of the total Bancorp Common Stock issued and outstanding, and the balance would be owned by Beneficial MHC.

2.10       Alternative Structure.  Notwithstanding anything in this Agreement to the contrary, Bancorp may specify (subject to FMS’s approval, which shall not be unreasonably withheld) that any of its or Beneficial MHC’s direct or indirect subsidiaries, and FMS and any of its direct or indirect subsidiaries shall enter into transactions other than those described in this Article II, in order to effect the purposes of this Agreement, and Bancorp and FMS shall take all action necessary and appropriate to effect, or cause to be affected, such transactions; provided, however, that (i) other than a change in structure required by a regulatory agency having jurisdiction over the transactions contemplated by this Agreement, no such specification shall materially and adversely affect the timing of the consummation of the transactions contemplated herein; or (ii) no such specifications shall materially and adversely affect the tax treatment or economic benefits of the Merger to the holders of FMS Common Stock or to Beneficial MHC, its members or Subsidiaries.

ARTICLE III
OTHER AGREEMENTS

3.1          Confidentiality; Access.  The Confidentiality Agreement previously entered into between Bancorp and FMS shall remain in full force and effect.  Upon reasonable notice, each party shall afford to the other’s officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records; provided that FMS shall have the right to redact any information from such materials which relates to assessments, analyses or discussions of a possible Acquisition engaged in by it prior to the date of this Agreement, or which, relates to matters or issues concerning its evaluation of the Merger or its obligations under this Agreement, or that would impair its Board of Directors’ ability to discharge its fiduciary duties.

3.2          Disclosure Schedules.

(a)     Contemporaneously with the execution and delivery of this Agreement, FMS is delivering to Bancorp the FMS Disclosure Schedule.  The FMS Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of FMS contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the FMS Disclosure Schedule.

(b)     Contemporaneously with the execution and delivery of this Agreement, Bancorp is delivering to FMS the Bancorp Disclosure Schedule.  The Bancorp Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of Bancorp contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the Bancorp Disclosure Schedule.

(c)     All capitalized terms used in the Disclosure Schedules shall have the definitions specified in this Agreement.  All descriptions or listings of documents contained in the Disclosure Schedules are qualified in their entirety by reference to the documents so described, true copies of which heretofore have been delivered or made available to the other.  Except as expressly stated to the contrary in the Disclosure Schedules, disclosure of a matter or document in a Disclosure Schedule shall not be deemed to be an acknowledgment that such matter is material or outside the ordinary course of business of the disclosing party.  Disclosure of any matter or event in any of the schedules included in Disclosure Schedule shall be deemed disclosure for purposes of any and all other schedules included therein without the need of specific cross reference or duplication, provided, however, that disclosure of an agreement or other document in a listing of agreements or documents without any summary or description of the substance thereof shall be deemed disclosure only for purposes of the schedule in which such agreement or other document is listed.

(d)     Updates.  At least 15 days prior to the Closing Date and immediately prior to the Closing Date, each party shall, to the extent a matter required to be reported occurs, update its Disclosure Schedule by written notice to the other to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule.

3.3          Duties Concerning Representations.  Each party to this Agreement shall: (a) to the extent within its control, use best efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all material respects at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time; and (b) use best efforts to cause all of the conditions precedent set forth in Article VII of this Agreement to be satisfied.  Neither party shall take any action, nor agree to commit to take any action, which would or reasonably can be expected to: (i) adversely affect the ability of either Bancorp or FMS to obtain the Regulatory Approvals; (ii) adversely affect a party’s ability to perform its covenants or agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VII not being satisfied.

3.4          Deliveries of Information; Consultation.  From time to time prior to the Effective Time, and subject to the limitations on access rights under Section 3.1 of this Agreement and to the Confidentiality Agreement:

(a)     Deliveries.  FMS and Bancorp shall furnish promptly to the other: (i) a copy of each significant report, schedule and other document filed by or received by it or its Subsidiaries pursuant to the requirements of federal or state securities or banking Laws promptly after such documents are available; (ii) its consolidated monthly financial statements (as prepared in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by its, or its Subsidiaries’, Boards of Directors, or any committee thereof; and (iv) all other significant information concerning it and its Subsidiaries’ business, properties and personnel as the other may reasonably request.

(b)     Consultation.  Representatives of FMS and Bancorp shall confer and consult with one another on a regular and frequent basis to report on operational matters and the general status of their respective ongoing business operations.

(c)     Regulatory Matters.  Representatives of FMS and Bancorp shall discuss with one another any matters directly affecting them in which any state or federal regulator of FMS or Bancorp or any of their respective Subsidiaries, is involved.

(d)     Litigation.  FMS and Bancorp shall provide prompt notice to the other of any litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement.  If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation.

3.5          Directors’ and Officers’ Indemnification and Insurance.

(a)     Indemnification.  For a period of six (6) years following the Effective Time, Bancorp shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors or officers of FMS or FMB or any FMS Subsidiaries on or before the Effective Time (“Indemnified Parties”) with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the Effective Time in accordance with and subject to the requirements and other provisions of the Certificate of Incorporation and Bylaws of FMS in effect as of the date hereof and applicable provisions of Law.

(b)     Director and Officer Liability Insurance.  Bancorp shall purchase or cause FMS to purchase and keep in force for a period of six (6) years following the Effective Time directors’ and officers’ liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by FMS’s and the FMB’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the Effective Time.

(c)     Parties Benefited.  The provisions of this Section 3.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and shall survive the Effective Time and any merger, consolidation or reorganization of Bancorp.

3.6          Letter(s) of Accountants.  FMS shall use its best efforts to cause to be delivered to Bancorp a letter of Grant Thornton LLP, FMS’s independent auditors, and/or a letter of PricewaterhouseCoopers LLP, FMS’s former independent auditors, each dated a date within three (3) business days before the date on which the Registration Statement is declared effective, and each addressed to Bancorp, in form and substance reasonably satisfactory to Bancorp and each customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement.

3.7          Legal Conditions to Merger.  Each party to this Agreement will: (a) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with the Regulatory Approvals and furnishing all information required in connection therewith); (b) promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon any of them in connection with the Merger; and (c) take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

3.8          Stock Listings.  FMS shall use its reasonable best efforts to maintain the listing of FMS Common Stock on the Nasdaq Global Market through the Effective Time.

3.9          Announcements.  Subject to each party’s disclosure obligations imposed by Law, FMS and Bancorp will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect thereto prior to consultation with the other party.

3.10        Best Efforts.  Subject to the terms and conditions of this Agreement and subject to the fiduciary duties of the Board of Directors of each party, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement including, but not limited to, the Merger.

3.11        Employee and Managerial Matters.

(a)     Employees.  FMB will continue to employ substantially all present employees who are employed without employment contracts as employees at will, subject to the determinations of FMB management and the FMB’s and Bancorp’s boards of directors.

(b)     Bancorp Executive Officers.  Following the Effective Time, the Executive Officers of Bancorp shall be as set forth in Exhibit F.

(c)     Bonus and Retention Program.  Officers and employees of FMB and/or FMS will be paid bonus and retention awards as disclosed on FMS Disclosure Schedule 3.11(c).

(d)     Employee Severance.  Employees of FMS and FMB who continue as employees after the Effective Time will be eligible to receive severance benefits on the terms set forth on FMS Disclosure Schedule 3.11(d).

3.12        Employee Benefit Matters.

(a)     FMS Defined Benefit Plan.  The FMS Defined Benefit Plan shall continue, except to the extent inconsistent with Law, after the Merger for employees of FMB until such time as Bancorp’s Board of Directors elects to take alternative action.

(b)     Health and Welfare Benefits.  After the Merger, Bancorp shall continue, except to the extent not consistent with Law, FMB’s health and welfare benefit plans, programs, insurance and policies until such time as Bancorp’s Board of Directors elects to take alternative action.

(c)     Replacement.  With respect to each employee and health and welfare benefit plan or program that replaces a FMS or FMB Existing Plan, for purposes of determining eligibility to participate and vesting, service with FMS or an Affiliate of FMS shall be treated as service with Bancorp; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements.  No pre-existing condition limitations will apply to any of FMB’s employees or their dependents who were participants in the FMS or FMB Existing Plans comparable to the plan in question at the Closing Date.  Each of the FMB’s continuing employees and their dependents shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been in accordance with the terms and conditions of the corresponding FMS Existing Plan.

(d)     COBRA.  Until the Effective Time, FMS shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each FMS qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time.  Bancorp shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each FMS qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each FMS qualified beneficiary who incurs a qualifying event before the Effective Time.

(e)     As of the Effective Time, FMB employees that shall continue as Bancorp or BMSB employees immediately thereafter shall be eligible to participate in any employee stock ownership plan (“ESOP”) that is purchasing Bancorp Common Stock in the Minority Stock Offering or immediately thereafter, on the same basis as all other Bancorp or BMSB employees as of the Effective Time, and such FMB employees shall receive credit for employment service with FMB prior to the Effective Time in the same manner as other Bancorp or BMSB employees shall receive credit for employment service with Bancorp and BMSB prior to the Effective Time for purposes of eligibility to participate in such ESOP and the vesting of benefits under such ESOP.

(f)     As of the Effective Time, FMB employees that shall continue as Bancorp or BMSB employees immediately thereafter shall be eligible to participate in any tax-qualified defined contribution plan, including any 401k plan then maintained or thereafter established by Bancorp or BMSB on the same basis as all other Bancorp or BMSB employees employed as of the Effective Time, and such FMB employees shall receive credit for employment service with FMB prior to the Effective Time for purposes of eligibility to participate in such  plan and vesting of benefits under such plan.

3.13        Listing of Bancorp Common Stock.  Bancorp shall use its best efforts to cause the shares of Bancorp Common Stock to be issued pursuant to this Agreement to be approved for listing on the Nasdaq Global Market subject to official notice of issuance, prior to the Effective Time.

3.14        Affiliates.  FMS shall use its best efforts to obtain and deliver to Bancorp on the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit E hereto from each executive officer and director of FMS and each stockholder of FMS who may be deemed an “affiliate” of FMS within the meaning of such term as used in Rule 145 under the Securities Act, and shall use best efforts to obtain and deliver to Bancorp a signed representation letter substantially in the form of Exhibit E from any person who becomes an executive officer or director of FMS or any stockholder who becomes such an “affiliate” after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status.

3.15        Disclosure Controls.  (a) Between the date of this Agreement and the Effective Time, FMS shall maintain disclosure controls and procedures that are effective to ensure that material information relating to FMS and FMS Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of FMS to permit FMS to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to FMS’ auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect FMS’ ability to record process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in FMS’ internal controls; and (iii) FMS shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)     Between the date of this Agreement and the Effective Time, FMS shall, upon reasonable notice during normal business hours, permit Bancorp (a) to meet with the officers of FMS and any FMS Subsidiary responsible for the financial statements of FMS and each FMS Subsidiary and the internal control over financial reporting of FMS and each FMS Subsidiary to discuss such matters as Bancorp may deem reasonably necessary or appropriate concerning Bancorp’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of FMS and FMS Subsidiaries to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to FMS and each FMS Subsidiary’s operations with the controls and procedures and internal control over financial reporting of Bancorp for purposes of assisting Bancorp in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time.  FMS shall, and shall cause its and each FMS Subsidiary’s respective employees and accountants to, fully cooperate with Bancorp in the preparation, documentation, review, testing and all other actions Bancorp deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

(c)          Between the date of this Agreement and the Effective Time, Bancorp shall maintain an adequate internal control structure and procedures for financial reporting as required by the rules and regulations of the FDIC (12 C.F.R. Part 363).

3.16        Appointment to Bancorp Board of Directors.  Bancorp shall, as of the Effective Time, cause Craig W. Yates and one other director to be designated by FMS and approved by Bancorp to be appointed to the Board of Directors of each of Bancorp, Beneficial MHC and BMSB.

3.17        Advisory Board.  Bancorp shall cause BMSB to create an advisory board (the “Advisory Board”) to (a) assist in and advise with respect to integration of the operations of FMB with and into those of BMSB, and (b) advise with respect to the operations of BMSB.  Other than the directors identified in Section 3.16 above, BMSB will invite all current members of the Board of Directors of FMS who are members of such Board of Directors as of the Effective Time to serve on the Advisory Board.  The Advisory Board will have a term of one year and during the one-year term each Advisory director will earn an amount equal to the aggregate regular Board fees paid to a FMS Board member for service on both the FMS and FMB boards for the twelve month period immediately prior to the Effective Time.

3.18        Meeting of FMS Shareholders.

(a)     FMS will promptly take all steps necessary to cause the FMS Meeting to be duly called, noticed, and held as soon as practicable after the Registration Statement is declared effective for the purpose of voting to approve this Agreement, the Merger and all matters related thereto.  FMS will use its best efforts to secure the required approval of its Shareholders.

(b)     FMS will prepare and file with the SEC a Proxy Statement as soon as reasonably practicable after the date of this Agreement.  FMS shall use reasonable best efforts to cause the Proxy Statement to be cleared for mailing as promptly as practicable after such filing.  FMS will cause to be mailed to its Shareholders a notice of the Meeting and the Proxy Statement as soon as practicable thereafter.  Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Statement.

(c)     The Proxy Statement shall include the recommendation of the Board of Directors of FMS in favor of the Merger; provided, however, that if the Board of Directors of FMS shall, in good faith and after consulting with its legal counsel, determine that to make such a recommendation would be a violation of its fiduciary obligations under applicable Law, then the Board of Directors of FMS shall not be obligated to make any such recommendation.

3.19        Voting Agreement.  FMS shall use its best efforts to have Frances E. Yates enter into a Voting Agreement in the form attached hereto as Exhibit D as soon as practicable following the execution of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FMS

FMS hereby represents and warrants to Bancorp that:

4.1          Organization and Qualification; Subsidiaries.

(a)     FMS is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is a registered savings and loan holding company under HOLA.  FMB is a federally chartered capital stock savings bank duly organized and validly existing under the HOLA.  The deposits of FMB are insured by the Deposit Insurance Fund of the FDIC to the extent provided by the FDIA, and FMB has paid all premiums and assessments required thereunder.  FMB is a member in good standing of the FHLB of New York.  Each of the other FMS Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation.  Each of FMS and the FMS Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“FMS Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the OTS and the FDIC, except where a failure to be so organized, existing and in good standing or to have such power, authority and FMS Approvals would not, individually or in the aggregate, have a Material Adverse Effect on FMS, and neither FMS nor any FMS Subsidiary has received any notice of proceedings relating to the revocation or modification of any FMS Approvals.

(b)     Each of FMS and FMB is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (or the equivalent thereof) in each jurisdiction where the character of the properties it owns, leases or operates or the nature of the activities it conducts make such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on FMS.

(c)     A true and complete list of all Subsidiaries of FMS (the “FMS Subsidiaries”), together with (i) FMS’s direct or indirect percentage ownership of each FMS Subsidiary; (ii) the jurisdiction in which the FMS Subsidiaries are incorporated; and (iii) a description of the principal business activities conducted by each FMS Subsidiary, is set forth in the FMS Disclosure Schedule.  FMS and/or one or more of the FMS Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the FMS Subsidiaries.  Except for the Subsidiaries identified in the FMS Disclosure Schedule, FMS does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 10% of the outstanding equity or voting securities of such entity.

4.2          Certificate of Incorporation and Bylaws.  FMS heretofore has furnished to Bancorp a complete and correct copy of the Certificate of Incorporation or other chartering documents and Bylaws, as amended or restated, of FMS and of FMB.  Each such Certificate of Incorporation or other chartering document and Bylaws are in full force and effect.  Neither FMS nor FMB is in violation of any of the provisions of its Certificate of Incorporation or other chartering document or Bylaws.

4.3          Capitalization.  The authorized capital stock of FMS consists of 10,000,000 shares of FMS Common Stock and 5,000,000 shares of serial preferred stock.  As of the date of this Agreement, (a) 6,515,813 shares of FMS Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any FMS Shareholder, (b) 1,493,579 shares of FMS Common Stock are held in the treasury of FMS, (c) 31,000 shares of FMS Common Stock are subject to issuance pursuant to outstanding Stock Options, and (d) no shares of FMS Common Stock are reserved for future issuance pursuant to the FMS Stock Option Plan.  As of the date of this Agreement, no shares of FMS’s preferred stock are issued and outstanding.  Except as set forth in clauses (c) and (d) above, as of the date of this Agreement FMS has not granted any options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of FMS or FMB or obligating FMS or FMB to issue or sell any shares of capital stock of, or other equity interests in, FMS or FMB.  All shares of FMS Common Stock subject to issuance as described in the foregoing, upon issue on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive right of any FMS Shareholder.  Except as described in the FMS Disclosure Schedule, there are no obligations, contingent or otherwise, of FMS or FMB to repurchase, redeem or otherwise acquire any shares of FMS Common Stock or the capital stock of FMB or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in FMB or any other entity.  Each of the outstanding shares of capital stock of FMB is duly authorized, validly issued, fully paid and nonassessable, and such shares owned by FMS are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of FMS’ voting rights, charges or other encumbrances of any nature whatsoever.

4.4          Authorization; Enforceability.  The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by FMS are within the corporate power of FMS, and: (a) have been duly and validly authorized by the requisite vote of the Board of Directors of FMS; and (b) upon the approval of the FMS Shareholders and receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action.  This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by FMS or FMB will be, when executed and delivered by FMS and FMB, the valid and binding obligations of FMS and FMB, enforceable against each of them in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

4.5          No Violation or Conflict.  Except as set forth in the FMS Disclosure Schedule, subject to the receipt of the Regulatory Approvals and the receipt of the approval of the FMS Shareholders, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by FMS do not and will not conflict with or result in a breach of any Law, the Certificate of Incorporation or Bylaws of FMS, or the Charter or Bylaws of FMB, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any FMS Existing Contract or any FMS Permit, or the creation of any Lien upon any of the properties or assets of FMS or FMB, in each case which would have a Material Adverse Effect on FMS.

4.6          Title to Assets; Leases.  Except for the FMS Existing Liens, which are listed in the FMS Disclosure Schedule, Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, FMS owns good and, with respect to real property, marketable title to the assets and properties which it owns or purports to own, free and clear of any and all Liens.  There is not, under any leases pursuant to which FMS or FMB leases from others real or personal property, any default by FMS, FMB or, to the best of FMS’s Knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default in each case which would have a Material Adverse Effect on FMS.

4.7          Litigation.  Except as disclosed on the FMS Disclosure Schedule, (a) neither FMS nor FMB is subject to any material continuing order of, or written agreement or memorandum of understanding with, or, to the Knowledge of FMS, any continuing material investigation by the OTS or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any savings and loan regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of FMS, proposed or threatened, against or relating to FMS or FMB, nor to the Knowledge of FMS is there any basis known for any such material action which could result in a Material Adverse Effect; (c) there are no actions, suits or proceedings pending or, to the knowledge of FMS, proposed or threatened, against FMS by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to FMS or FMB as a result of an examination by any regulatory authority which could result in a Material Adverse Effect.

4.8          Securities and Banking Reports; Books and Records.

(a)     Since December 31, 2003, FMS and FMB have filed all reports, registration statements, definitive proxy statements and prospectuses, together with any amendments required to be made with respect thereto, that were and are required to be filed under the Securities Act, Exchange Act or any other Law with: (i) the SEC; (ii) the OTS; (iii) the FHLB of New York; (iv) the FDIC; and (v) any other applicable state securities or savings and loan authorities (all such reports, statements and prospectuses are collectively referred to herein as the “FMS Reports”).  When filed, each of the FMS Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

(b)     Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of FMS included in the FMS Reports filed with the SEC have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements as permitted by SEC Form 10-Q) and each fairly presents the consolidated financial condition of FMS as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

(c)     The minute books of FMS and FMB contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be.  To the Knowledge of FMS, the share transfer books of FMS are correct, complete and current in all respects.  Except as set forth in the FMS Disclosure Schedule, the accounting books and records of FMS: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties and assets and liabilities of FMS.

4.9          Absence of Certain Changes.  Except as set forth in the FMS Disclosure Schedule or otherwise provided in this Agreement, since June 30, 2006 there has not been any:

(a)     change in the financial condition, properties, business or results of operations of FMS or FMB having a Material Adverse Effect on FMS;

(b)     damage, destruction or loss (whether or not covered by insurance) with respect to any assets of FMS or FMB having a Material Adverse Effect on FMS;

(c)     transactions by FMS or FMB outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement;

(d)     except for regular quarterly cash dividends of $0.03 per share on FMS Common Stock with usual record and payment dates, declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of FMS or, except as set forth on the FMS Disclosure Schedule, any direct or indirect redemption, purchase or other acquisition of any such stock by FMS;

(e)     allocations to the accounts of any directors, officers or employees of FMS or FMB pursuant to any of the FMS Existing Plans other than in the normal course and in accordance with the terms of the FMS Existing Plans (none of which have been amended or established subsequent to June 30, 2006);

(f)     contribution to, increase in, or establishment of any Employee Benefit Plan (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), or any other increase in the compensation payable or to become payable to any officers, directors or key employees of FMS or FMB other than in the normal course and in accordance with the terms of the FMS Existing Plans (none of which have been amended or established subsequent to June 30, 2006); or

(g)     change in the method of accounting or accounting practices of FMS or any FMS Subsidiary.

4.10        Buildings and Equipment.  Except as set forth in the FMS Disclosure Schedule: (a) the Buildings and the Equipment of FMS and FMB are in good operating condition and repair, reasonable wear and tear excepted; (b) are adequately insured for the nature of FMS’ business with the self-insured retentions specified on the FMS Disclosure Schedule; (c) to the Knowledge of FMS, such assets and their use conform in all material respects to applicable Laws; and (d) no notice of any violation of any building, zoning or other Law relating to such assets or their use has been received by FMS or FMB.

4.11        FMS Existing Contracts.  The FMS Disclosure Schedule lists and briefly describes each Material Contract (the “FMS Existing Contracts”) to which FMS or FMB is a party or by which its assets are bound.  Each of FMS and FMB has fully performed each term, covenant and condition of each FMS Existing Contract which is to be performed by it at or before the date hereof, except where such non-performance would not have a Material Adverse Effect on FMS.

4.12        Investment Securities.  Except as set forth on the FMS Disclosure Schedule, FMS and FMB do not own, and do not have any right or obligation to acquire, any Investment Securities.

4.13        Contingent and Undisclosed Liabilities.  FMS and FMB have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the FMS Reports or in the FMS Disclosure Schedule or in this Agreement; or (b) arise in the ordinary course of business since June 30, 2006 and are not required to be disclosed in the FMS Reports or arise pursuant to this Agreement or the FMS Disclosure Schedule.

4.14        Insurance Policies.  All real and personal property owned or leased by FMS or FMB has been and is being insured against, and FMS or FMB maintains liability insurance against, such insurable risks and in such amounts as set forth in the FMS Disclosure Schedule.  Such Insurance Policies constitute all insurance coverage owned by FMS or FMB and are in full force and effect and neither FMS nor FMB has received notice of or is otherwise aware of any cancellation or threat of cancellation of such insurance.  Except as described in the FMS Disclosure Schedule, no property damage, personal injury or liability claims have been made, or are pending, against FMS or FMB that are not covered by insurance.  Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by FMS or FMB.  Neither FMS nor FMB has any liability for unpaid premiums or premium adjustments for any insurance policy.  To the Knowledge of FMS, the cost of any insurance currently maintained by FMS or FMB will not increase significantly upon renewal other than increases consistent with the general upward trend in the cost of obtaining insurance.

4.15        Employee Benefit Plans.

(a)     Except for the FMS Existing Plans, which are listed in the FMS Disclosure Schedule, FMS does not maintain, nor is it bound by, any Employee Benefit Plan.  FMS has furnished Bancorp with a complete and accurate copy of each FMS Existing Plan and a complete and accurate copy of each material document prepared in connection with each such FMS Existing Plan, including, without limitation and where applicable, a copy of (i) each trust or other funding arrangement, (ii) the most recent summary plan description and all summaries of material modifications applicable thereto, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter, and (v) the most recently prepared actuarial report and financial statement.

(b)     Neither FMS nor FMB maintains or contributes to, or within the two years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA other than its defined benefit plan.  Except as indicated on the FMS Disclosure Schedule, none of the FMS Existing Plans or FMS Existing Contracts obligates FMS or FMB to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code.  Except as indicated on the FMS Disclosure Schedule, none of the FMS Existing Plans or the FMS Existing Contracts provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of FMS or FMB.

(c)     To the Knowledge of FMS, each FMS Existing Plan has always been operated in material compliance with the requirements of all applicable Law.  FMS and FMB have performed in all material respects all obligations required to be performed by either of them under, are not in any material respect in default under or in violation of, and have no Knowledge of any material default or violation by any party to, any FMS Existing Plan.  No legal action, suit or claim is pending or, to the Knowledge of FMS, threatened with respect to any FMS Existing Plan (other than claims for benefits in the ordinary course) and no fact or event exists to the knowledge of FMS that could give rise to any such action, suit or claim.

(d)     Except as set forth on the FMS Disclosure Schedule, each FMS Existing Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and to the Knowledge of FMS no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such FMS Existing Plan.  No trust maintained or contributed to by FMS or FMB is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e)     To the Knowledge of FMS, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any FMS Existing Plan.  Neither FMS nor FMB has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and no fact or event exists that could give rise to any such liability.

(f)     All contributions, premiums or payments required to be made with respect to any FMS Existing Plan have been made on or before their due dates.  To the Knowledge of FMS, there is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the FMS Existing Plans and no reportable event, as defined in ERISA, has occurred in connection with the FMS Existing Plans.

4.16        No Violation of Law.  Except as set forth in the FMS Disclosure Schedule, neither FMS, FMB nor any of the assets of FMS or FMB materially violate or conflict with (i) any Law, including, without limitation, the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation;, any FMS Permits, or any decree, judgment or order, or, to the Knowledge of FMS, any zoning, building line restriction, planning, use or other similar restriction, in each case which would have a Material Adverse Effect on FMS.

4.17        Brokers.  Except for fees to Ryan Beck & Co., FMS’ financial advisor, neither FMS nor FMB has incurred any brokers’, finders’, financial advisor or any similar fee in connection with the transactions contemplated by this Agreement.  The FMS Disclosure Schedule contains a list of all fees to be paid to such advisor in connection with the transactions contemplated by this Agreement.

4.18        Taxes.

(a)     Except as disclosed in the FMS Disclosure Schedule and except as may arise as a result of the transactions contemplated by this Agreement: FMS and FMB have timely and properly filed all federal, state, local and foreign tax returns required to be filed prior to the date hereof (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on FMS; FMS and FMB have paid or made adequate provision, in reserves reflected in its financial statements included in the FMS Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against FMS or FMB and to the Knowledge of FMS there is no basis in fact for the assessment of any tax or penalty tax against FMS or FMB.

(b)     As of the date of this Agreement, except as disclosed in the FMS Disclosure Schedule, there are no fiscal years of FMS currently under examination by the IRS or the New Jersey Department of Revenue, and none of the open years has been examined by the IRS or the New Jersey Department of Revenue.  FMS and FMB have not consented to any extension of the statute of limitation with respect to any open tax returns.

(c)     There are no tax Liens upon any property or assets of FMS or FMB except for Liens for current taxes not yet due and payable.

(d)     As soon as practicable after the date of this Agreement, FMS and FMB will deliver to Bancorp correct and complete copies of all tax returns of FMS filed for all periods not barred by the applicable statute of limitations.  No examination or audit of any tax return for any period not closed by audit or not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of FMS, no such examination or audit is planned.

(e)     Except where the failure to withhold, pay or file would not have a Material Adverse Effect on FMS, FMS and FMB have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to their employees or other Persons.  All Forms W-2 and 1099 required to be filed prior to the date hereof with respect thereto have been timely and properly filed.

4.19        Real Estate.  The FMS Real Estate: (a) constitutes all real property and improvements (or interest therein, including without limitation easements, licenses or similar arrangements authorizing FMS or FMB to place, maintain, operate and/or use an automated teller machine or similar device on real property of a third-party) leased or owned by FMS or FMB; (b) other than with respect to FMS or FMB as lessee, is not subject to any leases or tenancies of any kind; (c) is not in the possession of any adverse possessors; (d) has direct access to and from a public road or street; (e) except for violations that would not have a Material Adverse Effect on FMS, is used in a manner which is consistent with applicable Law; (f) is, and has been since the date of possession thereof by FMS or FMB, in the peaceful possession of FMS or FMB; (g) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of the Buildings of FMS and FMB and the FMS Real Estate; (h) except as disclosed in the FMS Disclosure Schedule, to the Knowledge of FMS, is not located in an area designated as a flood plain or wetland; (i) is not subject to any outstanding special assessment; (j) is not subject to any zoning, ordinance, decrees or other Laws which would materially restrict or prohibit Bancorp from continuing the operations presently conducted thereon by FMS or FMB; (k) is not subject to any interest of any Person under an easement, contract, option or mineral rights or other agreements which would have a Material Adverse Effect on FMS; (l) is not subject to any presently pending condemnation proceedings, nor to FMS’ Knowledge, are such proceedings threatened against the FMS Real Estate.

4.20        Governmental Approvals.  No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by FMS or FMB, except for the Regulatory Approvals and except for any consent the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on FMS.

4.21        No Pending Acquisitions.  Except for this Agreement, FMS is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition on the date of this Agreement.

4.22        Labor Matters.

(a)     Except as disclosed on the FMS Disclosure Schedule (or in an updated FMS Disclosure Schedule with respect to vacations in (iii) below), there is no present or former employee of FMS or FMB who has any claim against any of such entities (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the FMS Reports.

(b)     There are no pending and unresolved claims by any Person against FMS or FMB arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the knowledge of FMS, threatened, nor has FMS or FMB, since December 31, 2000, experienced any, labor dispute, strike or work stoppage which affected, affects or may affect the business of FMS or FMB or which did, may or would interfere with the continued operation of FMS or FMB.

(c)     Neither FMS nor FMB is a party to any collective bargaining agreement. There is not now pending or, to the Knowledge of FMS, threatened, any charge or complaint against FMS or FMB by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. No union organizing activities are in process, or to FMS’s Knowledge contemplated, and no petitions have been filed for union organization or representation of employees of FMS or FMB, and FMS and FMB have not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

4.23        Indebtedness. Except for the FMS Existing Indebtedness, FMS has no Indebtedness.

4.24        Permits. The Permits described on the FMS Disclosure Schedule constitute all Permits which FMS and FMB currently have and need for the conduct of their respective businesses as currently conducted, except for such Permits the failure of which to have would not have a Material Adverse Effect on FMS.

4.25        Disclosure. No statement of fact by FMS contained in this Agreement, the FMS Disclosure Schedule, or any other document furnished or to be furnished by FMS contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

4.26        Information Supplied. None of the information supplied or to be supplied by FMS for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement becomes effective, the date(s) the Proxy Statement is mailed to the FMS Shareholders and at the time(s) of the FMS Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

4.27        Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of FMS Common Stock is the only vote of the holders of any class or series of capital stock or other securities of FMS necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

4.28        Opinion of Financial Advisor. FMS has received the opinion of Ryan Beck & Co. as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the FMS Shareholders is fair to the FMS Shareholders from a financial point of view.

4.29        Environmental Protection.

(a)     Except as set forth in the FMS Disclosure Schedule, FMS and the FMS Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that FMS is not in compliance with applicable Environmental Laws.

(b)     Except as set forth in the FMS Disclosure Schedule, FMS and FMB have obtained all Environmental Permits, and all such Environmental Permits are in good standing and FMS and FMB are in material compliance with all terms and conditions of their Environmental Permits.

(c)     Except as set forth in the FMS Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of FMS, threatened against FMS, FMB or against any Person whose liability for any Environmental Claim FMS or FMB has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which FMS or FMB owns, leases or manages.

(d)     Except as set forth in the FMS Disclosure Schedule, to the Knowledge of FMS there have been no Releases of any Hazardous Material by FMS or by any Person on real property owned (including REO properties of FMB), used, leased or operated by FMS or FMB.

(e)     No real property at any time owned (including REO properties of FMB), operated, used or controlled by FMS or FMB is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and, except as described in the FMS Disclosure Schedule, FMS has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law relating to potential listing on such lists.

(f)     Except as set forth in the FMS Disclosure Schedule, to the Knowledge of FMS, no off-site location at which FMS or FMB has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither FMS nor FMB has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

   4.30         Controls and Procedures. (a) Each of the principal executive officer and the principal financial officer of FMS has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to FMS Reports, and FMS has delivered to Bancorp a summary of any disclosure made by management to FMS’ auditors and audit committee since January 1, 2003 referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)     FMS has (i) designed and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by FMS in the reports it files or submits under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect FMS’ ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FMS’ internal control over financial reporting. FMS has provided to Bancorp true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2003 through the date hereof, and will promptly provide to Bancorp true and correct copies of any such disclosure that is made after the date hereof.

(c)     FMS has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d)     No personal loan or other extension of credit by FMS or any FMS Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act).

(e)     Since January 1, 2003, (i) neither FMS nor any of FMS Subsidiaries nor, to the Knowledge of FMS, any director, officer, employee, auditor, accountant or representative of FMS or any of FMS Subsidiaries has received any written complaint, allegation, assertion, or claim that FMS or any FMS Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing FMS or any FMS Subsidiary, whether or not employed by FMS or any FMS Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by FMS, any of FMS Subsidiaries or any of their respective officers, directors, employees or agents to any officer of FMS, the Board of Directors of FMS or any member or committee thereof.

4.31        Community Reinvestment Act. FMB received a rating of “satisfactory” or better on its most recent Community Reinvestment Act examination.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BANCORP

Bancorp hereby represents and warrants to FMS that:

5.1          Organization and Capitalization; Business.

(a)     Bancorp is a federally chartered mid-tier savings and loan holding company duly organized, validly existing and in good standing under the HOLA. Beneficial MHC is a federally chartered mutual holding company duly organized and validly existing and in good standing under HOLA. BMSB is a Pennsylvania-chartered stock savings bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The deposits of BMSB are insured by the Deposit Insurance Fund of the FDIC to the extent provided by the FDIA and BMSB has paid all premiums and assessments required thereunder. BMSB is a member in good standing of the FHLB of Pittsburgh. Each of the other Bancorp Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Bancorp and the Bancorp Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Bancorp Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the OTS and the FDIC, except where a failure to be so organized, existing and in good standing or to have such power, authority and Bancorp Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp, and neither Bancorp nor any Bancorp Subsidiary has received any notice of proceedings relating to the revocation or modification of any Bancorp Approvals.

(b)     Each of Bancorp and BMSB is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (or the equivalent thereof) in each jurisdiction where the character of the properties it owns, leases or operates or the nature of the activities it conducts make such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Bancorp.

(c)     Bancorp and/or one or more of the Bancorp Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Bancorp Subsidiaries. Bancorp does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 10% of the outstanding equity or voting securities of such entity.

(d)     Bancorp, Beneficial MHC and BMSB each have full corporate power and authority and those Permits necessary to carry on their respective business as it is now conducted and to own, lease and operate their respective assets and properties.

(e)     Copies of the Charter and Bylaws of Bancorp, Beneficial MHC and BMSB have been delivered to FMS. Such copies are complete and correct copies of such documents, and are in full force and effect. None of Bancorp, Beneficial MHC, or BMSB is in violation of any of the provisions of its Charter or Bylaws.

5.2          Authorization; Enforceability. The entering into, execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by each of Beneficial MHC, Bancorp and BMSB is within their respective corporate powers, and: (a) has been duly and validly authorized by the requisite vote of their respective Board of Directors; and (b) upon receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action on their part. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Beneficial MHC, Bancorp and BMSB will be, when executed and delivered by Beneficial MHC, Bancorp and BMSB, the valid and binding obligations of Beneficial MHC, Bancorp and BMSB, enforceable against them in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

5.3          No Violation or Conflict. Subject to the receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Beneficial MHC, Bancorp or BMSB do not and will not conflict with or result in a breach of any Law or their respective Charter or Bylaws or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract of Beneficial MHC, Bancorp or BMSB or any Permit held by any of them or the creation of any Lien upon any of their respective properties or assets which would have a Material Adverse Effect on Bancorp.

5.4          Litigation. (a) Neither Bancorp nor any Bancorp Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or, to the Knowledge of Bancorp, any continuing material investigation by, any federal or state savings and loan, banking or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any savings and loan regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Bancorp, proposed or threatened, against or relating to Bancorp or any Bancorp Subsidiary, nor is to the Knowledge of Bancorp is there any basis for any such material action; (c) there are no actions, suits or proceedings pending or, to the Knowledge of Bancorp, proposed or threatened, against Bancorp by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Bancorp or any Bancorp Subsidiary as a result of an examination by any regulatory authority.

5.5          Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Bancorp except for the Regulatory Approvals and except for any consent the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp.

5.6          Cash Payment. Bancorp has sufficient funds or has financing arranged as part of the Minority Stock Offering to pay the cash payment required under Section 2.5 of this Agreement and such payment will not cause BMSB to fail to meet any regulatory capital requirements to which it is subject.

5.7          Compliance with Laws. Bancorp is in compliance in all material respects with all applicable Laws including, without limitation, the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation.

5.8          Consummation. Bancorp has no reason to believe that it will be unable to obtain the Regulatory Approvals on a timely basis.

5.9          Banking Reports; Books and Records.

(a)     Since January 1, 2005, Beneficial MHC, Bancorp and BMSB have filed all reports, together with any amendments required to be made with respect thereto, that were and are required to be filed under any Law with: (i) the OTS; (ii) the FHLB of Pittsburgh; (iii) the FDIC; and (iv) any other applicable state securities or savings bank authorities (all such reports and other documents are collectively referred to herein as the “Bancorp Reports”). When filed, each of the Bancorp Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

(b)     Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of Bancorp included in the Bancorp Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements) and each fairly presents the consolidated financial condition of Bancorp as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

(c)     The minute books of Beneficial MHC, Bancorp and the Bancorp Subsidiaries contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. The accounting books and records of Bancorp: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties and assets and liabilities of Bancorp.

5.10        Absence of Certain Changes. Since June 30, 2006 there has not been any:

(a)     change in the financial condition, properties, business or results of operations of Bancorp or any Bancorp Subsidiary having a Material Adverse Effect on Bancorp;

(b)     damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Bancorp or any Bancorp Subsidiary having a Material Adverse Effect on Bancorp;

(c)     transactions by Bancorp or any Bancorp Subsidiary outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement; or

(d)     change in the method of accounting or accounting practices of Bancorp or any Bancorp Subsidiary.

5.11        Taxes.

(a)     Except as may arise as a result of the transactions contemplated by this Agreement: Beneficial MHC, Bancorp and the Bancorp Subsidiaries have timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on Bancorp; Beneficial MHC, Bancorp and the Bancorp Subsidiaries have paid or made adequate provision, in reserves reflected in its financial statements included in the Bancorp Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against Bancorp or any Bancorp Subsidiary and to the Knowledge of Bancorp there is no basis in fact for the assessment of any tax or penalty tax against Beneficial MHC, Bancorp or any Bancorp Subsidiary.

(b)     As of the date of this Agreement, there are no fiscal years of Bancorp currently under examination by the IRS or the New Jersey or Pennsylvania Departments of Revenue, and none of the open years has been examined by the IRS or the New Jersey or Pennsylvania Departments of Revenue. Bancorp and the Bancorp Subsidiaries have not consented to any extension of the statute of limitation with respect to any open tax returns.

(c)     There are no tax Liens upon any property or assets of Bancorp or any Bancorp Subsidiary except for Liens for current taxes not yet due and payable.

(d)     As soon as practicable after the date of this Agreement, Bancorp and the Bancorp Subsidiaries will deliver to FMS correct and complete copies of all tax returns and reports of Bancorp filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not closed by audit or not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of Bancorp, no such examination or audit is planned.

(e)     Except where the failure to withhold, pay or file would not have a Material Adverse Effect on Bancorp, Bancorp and the Bancorp Subsidiaries have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to their employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

5.12        Title to Assets; Leases. Except for Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, Bancorp owns good and, with respect to real property, marketable title to the assets and properties which it owns or purports to own, free and clear of any and all Liens. There is not, under any leases pursuant to which Bancorp or BMSB leases from others real or personal property, any default by Bancorp, BMSB or, to the best of Bancorp’s Knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default in each case which would have a Material Adverse Effect on Bancorp.

5.13        Contingent and Undisclosed Liabilities. Bancorp and BMSB have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the Bancorp Reports; or (b) arise in the ordinary course of business since June 30, 2006 and are not required to be disclosed in the Bancorp Reports or arise pursuant to this Agreement.

5.14        Insurance Policies. All real and personal property owned or leased by Bancorp or BMSB has been and is being insured against, and Bancorp or BMSB maintains liability insurance against, such insurable risks. Such Insurance Policies constitute all insurance coverage owned by Bancorp or BMSB and are in full force and effect and neither Bancorp nor BMSB has received notice of or is otherwise aware of any cancellation or threat of cancellation of such insurance. No property damage, personal injury or liability claims have been made, or are pending, against Bancorp or BMSB that are not covered by insurance. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by Bancorp or BMSB. Neither Bancorp nor BMSB has any liability for unpaid premiums or premium adjustments for any insurance policy. To the Knowledge of Bancorp, the cost of any insurance currently maintained by Bancorp or BMSB will not increase significantly upon renewal other than increases consistent with the general upward trend in the cost of obtaining insurance.

5.15         Employee Benefit Plans.

(a)     Bancorp has furnished FMS with a complete and accurate copy of each Bancorp Existing Plan and a complete and accurate copy of each material document prepared in connection with each such Bancorp Existing Plan, including, without limitation and where applicable, a copy of (i) each trust or other funding arrangement, (ii) the most recent summary plan description and all summaries of material modifications applicable thereto, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter, and (v) the most recently prepared actuarial report and financial statement.

(b)     Neither Bancorp nor BMSB maintains or contributes to, or within the two years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA other than its defined benefit plan. None of the Bancorp Existing Plans or Bancorp Existing Contracts obligates Bancorp or BMSB to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. None of the Bancorp Existing Plans or the Bancorp Existing Contracts provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Bancorp or BMSB.

(c)     To the Knowledge of Bancorp, each Bancorp Existing Plan has always been operated in material compliance with the requirements of all applicable Law. Bancorp and BMSB have performed in all material respects all obligations required to be performed by either of them under, are not in any material respect in default under or in violation of, and have no Knowledge of any material default or violation by any party to, any Bancorp Existing Plan. No legal action, suit or claim is pending or, to the Knowledge of Bancorp, threatened with respect to any Bancorp Existing Plan (other than claims for benefits in the ordinary course) and no fact or event exists to the knowledge of Bancorp that could give rise to any such action, suit or claim other than as a result of the transactions contemplated by this Agreement.

(d)     Each Bancorp Existing Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and to the Knowledge of Bancorp no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Bancorp Existing Plan. No trust maintained or contributed to by Bancorp or BMSB is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e)     To the Knowledge of Bancorp, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Bancorp Existing Plan. Neither Bancorp nor BMSB has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and no fact or event exists that could give rise to any such liability.

(f)     All contributions, premiums or payments required to be made with respect to any Bancorp Existing Plan have been made on or before their due dates. To the Knowledge of Bancorp, there is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the Bancorp Existing Plans and no reportable event, as defined in ERISA, has occurred in connection with the Bancorp Existing Plans.

5.16         Labor Matters.

(a)     There is no present or former employee of Bancorp or BMSB who has any claim against any of such entities (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the Bancorp Reports.

(b)     There are no pending and unresolved claims by any Person against Bancorp or BMSB arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the knowledge of Bancorp, threatened, nor has Bancorp or BMSB, since December 31, 2000, experienced any, labor dispute, strike or work stoppage which affected, affects or may affect the business of Bancorp or BMSB or which did, may or would interfere with the continued operation of Bancorp or BMSB.

(c)     Neither Bancorp nor BMSB is a party to any collective bargaining agreement. There is not now pending or, to the Knowledge of Bancorp, threatened, any charge or complaint against Bancorp or BMSB by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. No union organizing activities are in process, or to Bancorp’s Knowledge contemplated, and no petitions have been filed for union organization or representation of employees of Bancorp or BMSB, and Bancorp and BMSB have not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

5.17        Disclosure. No statement of fact by Bancorp contained in this Agreement or any other document furnished or to be furnished by Bancorp contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

5.18        Information Supplied. None of the information supplied or to be supplied by Bancorp for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement becomes effective, the date(s) the Proxy Statement is mailed to the FMS Shareholders and at the time(s) of the FMS Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder.

5.19        Environmental Protection.

(a)     Bancorp and the Bancorp Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that Bancorp is not in compliance with applicable Environmental Laws.

(b)     Bancorp and BMSB have obtained all Environmental Permits, and all such Environmental Permits are in good standing and Bancorp and BMSB are in material compliance with all terms and conditions of their Environmental Permits.

(c)     There is no Environmental Claim pending or, to the Knowledge of Bancorp, threatened against Bancorp, BMSB or against any Person whose liability for any Environmental Claim Bancorp or BMSB has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which Bancorp or BMSB owns, leases or manages.

(d)     To the Knowledge of Bancorp there have been no Releases of any Hazardous Material by Bancorp or by any Person on real property owned (including REO properties of BMSB), used, leased or operated by Bancorp or BMSB.

(e)     No real property at any time owned (including REO properties of BMSB), operated, used or controlled by Bancorp or BMSB is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and Bancorp has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law relating to potential listing on such lists.

(f)     To the Knowledge of Bancorp, no off-site location at which Bancorp or BMSB has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither Bancorp nor BMSB has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

5.20        Community Reinvestment Act. BMSB received a rating of “satisfactory” or better on its most recent Community Reinvestment Act examination.

ARTICLE VI
CONDUCT OF BUSINESS OF THE PARTIES PENDING THE MERGER

6.1          Conduct of Business by FMS Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, FMS agrees (except as expressly contemplated by this Agreement or to the extent that Bancorp shall otherwise consent in writing which consent shall not be unreasonably withheld) that:

(a)     Except as contemplated by this Agreement, FMS and each FMS Subsidiary will carry on their respective businesses in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted (including ongoing review, testing, maintenance and assessment of disclosure controls and procedures and internal control over financial reporting), maintain their respective books in accordance with GAAP, conduct their respective business and operations only in accordance with safe and sound banking and business practices, and, except as set forth on Schedule 6.1(a) of the FMS Disclosure Schedule, use all reasonable efforts to (i) preserve intact their present business organizations, (ii) generally keep available the services of their present officers and employees, and (iii) preserve their relationships with customers, suppliers, agents, brokers and others having business dealing with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

(b)     FMS will, and will cause each FMS Subsidiary to, use their best efforts to comply promptly with all requirements which Federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Bancorp in connection with any such requirements imposed upon any of them in connection with the Merger.

(c)     FMS will, and will cause each FMS Subsidiary to, use their best efforts to obtain (and to cooperate with Bancorp in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. FMS will not, nor will it permit any of FMS Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

(d)     FMS will not declare or pay any cash dividends on or make other distributions with respect to capital stock, except that until the Effective Date occurs, FMS will be permitted to declare and pay a regular quarterly cash dividend not exceeding $0.03 per share, so long as no dividend would be payable for that quarter on any Bancorp Common Stock to be issued as a result of the Merger. FMS shall not make any changes in its normal practice of declaring dividends or establishing dividend record or dividend payment dates.

(e)     FMS will not, and will not permit any FMS Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of FMS on a consolidated basis.

(f)     FMS will not, and will not permit any FMS Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

(g)     Except as otherwise contemplated by this Agreement or pursuant to the exercise of outstanding options, FMS will not, and will not permit any FMS Subsidiary to, or enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks or any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value. No additional shares of FMS Common Stock shall become subject to new grants of employee stock options, stock appreciation rights, limited rights, stock grants or similar stock-based employee compensation rights.

(h)     FMS will not, and will not permit any FMS Subsidiary to, create or incur any liabilities, in a single transaction or a series of related transactions, in excess of $50,000 other than the taking of deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permit or suffer the imposition on any shares of stock held by it or by any FMS Subsidiary of any material lien, charge or encumbrance. Notwithstanding the foregoing, in no event will FMS or any FMS Subsidiary incur any liabilities or indebtedness relating to: (i) brokered deposits or internet deposits; (ii) borrowed money other than fixed-rate Federal Home Loan Bank advances in the ordinary course of business with a term not in excess of two and one-half (2.5) years. In addition, such advances shall not have embedded options in their terms that are exercisable by the Federal Home Loan Bank.

(i)     FMS will not, and will not permit any FMS Subsidiary to, (i) grant to any director, officer or employee any increase in compensation (except in accordance with past practices for those employees who are not executive or senior management), (ii) make contributions to any FMS Existing Plans (except in accordance with past practices or the terms of such plans or agreements as currently in effect as of the date of this Agreement provided that no contributions shall be made to any FMS plan that is a defined benefit plan), or (iii) pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management) or increase any severance or termination pay, or enter into or amend any employment, special termination, change in control, retention, covenant not to compete, severance, SERP or other compensation related agreement with any such person except as contemplated in this Agreement; provided, however, that nothing shall prevent FMS from paying out accrued but unused vacation time in excess of five (5) days for the 2006 calendar year consistent with past practice.

(j)     Neither FMS, nor any FMS Subsidiary, will enter into, renew, extend, amend or modify any lease or license with respect to any property, whether real or personal with a term of more than one (1) year or payments greater than $50,000.

(k)     Except as set forth on Schedule 6.1(k) to the FMS Disclosure Schedule, neither FMS, nor any FMS Subsidiary, will enter into or amend any continuing contract or series of related contracts involving in excess of $50,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days’ notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement.

(l)     FMS will not, and will not permit any FMS Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

(m)     FMS will, and will cause each FMS Subsidiary to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. FMS will, and will cause each FMS Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors’ and officers’ liability insurance policies in order to preserve all rights thereunder with respect to all matters known by FMS which could reasonably give rise to a claim prior to the Effective Time.

(n)     FMS will not, and will not permit any FMS Subsidiary to, amend their respective Certificate of Incorporation, Charters, or Bylaws, except as contemplated by this Agreement.

(o)     Except as contemplated on Schedule 6.1(o) to the FMS Disclosure Schedule, FMS will not, and will not permit any FMS Subsidiary to, enter into, renew, modify or increase: (i) any loan secured by lease receivables, (ii) any loan secured by commercial real estate involving an amount in excess of $1,250,000, or any amount which, when aggregated with any and all loans to the same or related borrowers, would be in excess of $2,500,000 (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20 and a loan value ratio in accordance with regulatory guidelines), (iii) any business loan involving an amount in excess of $250,000, or in any amount which, when aggregated with any and all loans to the same or related borrowers, would be in excess of $500,000 (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20), (iv) any loan or credit commitment (including letters of credit) which is secured by property located outside of New Jersey and Pennsylvania; and (v) any loan or credit commitment (including letters of credit) to, or make any investment or agree to make an investment in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan, credit commitment or investment: (A) to any person or entity involving an amount in excess of $1,250,000 or in any amount which, when aggregated with any and all loans or credit commitments of FMS and FMB to such person or entity or related entities, would be in excess of $2,500,000 (and in any event only if such loan has a loan to value ratio of not greater than 80% unless private mortgage insurance is purchased); (B) to any person other than in accordance with its lending policies as in effect on the date hereof; or (C) to any person or entity any of the loans or other extensions of credit to which, or investments in which, are delinquent, non-performing or on a “watch list” or similar internal report of FMS or FMB; provided, however, that nothing in this subsection shall prohibit FMS or FMB from honoring any contractual obligation in existence on the date of this Agreement.

(p)     FMS will not, and will not permit any FMS Subsidiary to (i) make any fixed rate loan, loan commitment or renewal or extension with a term longer than ten (10) years, except on such terms and in such amounts as are consistent with past practice and in any event no more than $2.0 million in aggregate principal amount on average in any month of fixed rate loans with terms 30 years or longer unless such loans confirm to the FNMA/FHLMC standards, or (ii) purchase any loan or loan participation except FMS may purchase up to $5.0 million per month of adjustable rate loans or loan participations with initial fixed rate periods of five (5) years or less that are secured by 1-4 family residences and have loan to value ratios of not greater than 80% unless private mortgage insurance is purchased.

(q)     FMS will not, and will not permit any FMS Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a) of the Code.

(r)     FMS will not, and will not permit any FMS Subsidiary to, materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or change the manner in which the portfolio is classified or reported (in accordance with FAS 115 or otherwise), or execute individual investment transactions in excess of $50,000, except that individual investment and mortgage-backed securities purchases will be limited to $3.0 million per issue, will be of the two highest investment grade categories, and no fixed-rate non-mortgage related security should have a final maturity of more than two (2) years and no fixed-rate mortgage-related security should have an average life of greater than three (3) years at Bloomberg consensus prepayment speeds.

(s)     Except as required by applicable law or regulation, FMS (i) will not, and will not permit any FMS Subsidiary to, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, and (ii) will, and will cause each FMS Subsidiary to, follow its existing policies and practices with respect to managing its exposure to interest rate and other risk and to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest risk.

(t)     FMS will not, and will not permit any FMS Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, derivative or synthetic mortgage product or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

(u)     FMS will not, and will not permit any FMS Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of FMS or any FMS Subsidiary, any five percent stockholder of FMS, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Subsection, “control” shall have the meaning associated with that term under 12 U.S.C. 371c.

(v)     FMS will promptly advise Bancorp orally and in writing of any event or series of events which has a FMS Material Adverse Effect.

(w)     Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so required by Bancorp, FMS and FMB (i) shall cause any outstanding inter-company debt to be repaid to the extent permitted by the instrument or indenture governing such debt, and (ii) cause dividends to be paid to FMS in such amounts as specified by Bancorp, subject to any regulatory notice or approval requirement.

(x)     Except as set forth in the FMS Disclosure Schedule, neither FMS, nor any FMS Subsidiary, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $75,000 in aggregate value.

(y)     Neither FMS, nor any FMS Subsidiary, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $75,000; provided, further, any computer or network equipment acquired by FMS or FMB shall satisfy certain standards and specifications acceptable to Bancorp.

(z)     Neither FMS, nor any FMS Subsidiary, will file any application to relocate operations from existing locations.

(aa)     Neither FMS, nor any FMS Subsidiary, will create or incur any mortgage, lien, pledge, or security interest, against or in respect of any property or right of FMS or any FMS Subsidiary securing any obligation in excess of $75,000, except for any pledge or security interests given in connection with the acceptance of repurchase agreements or government deposits or if in the ordinary course of business consistent with past practice.

(bb)     Neither FMS, nor any FMS Subsidiary, will discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to FMS or any FMS Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $75,000, unless such discharge or satisfaction is covered by general or specific reserves.

(cc)     Neither FMS, nor any FMS Subsidiary, will settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $75,000.

(dd)     Neither FMS, nor any FMS Subsidiary, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspects of its business or operations, except for such changes as may be required by the rules of the AICPA or the FASB or by Governmental Authorities or by law.

(ee)     Neither FMS, nor any FMS Subsidiary, will knowingly or intentionally default under the terms of any material agreement to which FMS or any FMS Subsidiary is party.

6.2          Acquisition Transactions. (a) Promptly following the execution of this Agreement, FMS shall take affirmative steps necessary to discontinue, and thereafter not initiate, solicit or knowingly encourage (including by way of furnishing any information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or negotiate with any person in furtherance of such inquires or to obtain an Acquisition Proposal, or agree to endorse, or endorse, any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by FMS or any of the FMS Subsidiaries to take any such action, and FMS shall promptly notify Bancorp orally, and confirm in writing, subject to disclosure being consistent with the fiduciary duties of the Board of Directors of FMS, all of the relevant details relating to all inquiries and proposals which FMS or a FMS Subsidiary may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.14 shall prohibit the Board of Directors of FMS from: (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the FMS Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with Bancorp; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of FMS, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the FMS Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, and (ii) the FMS Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is at least as reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, would result in a transaction more favorable to the FMS shareholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by FMS in compliance with this section 6.14 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” FMS agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. FMS agrees that it will notify Bancorp immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with FMS or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Bancorp informed of any material developments with respect thereto immediately upon the occurrence thereof.

(b)     In the event that the Board of Directors of FMS determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify Bancorp in writing of its intent to terminate this Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. Bancorp shall have three calendar days to evaluate and respond to FMS’ notice. If Bancorp notifies FMS in writing prior to the expiration of the three calendar day period provided above that it shall increase the Merger Consideration to an amount at least equal to that of such Superior Proposal (the “Bancorp Proposal”), then FMS shall not be permitted to enter into an acquisition agreement with respect to, or permit its Board to recommend acceptance to its shareholders of, such Superior Proposal. Such notice by Bancorp shall specify the new Merger Consideration. FMS shall have three calendar days to evaluate the Bancorp Proposal.

(c)     In the event that the Board of Directors FMS determines in good faith, upon the advice of its financial advisor and outside counsel, that the Bancorp Proposal is not at least equal to the Superior Proposal, FMS can terminate this Agreement in order to execute an acquisition agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to FMS’ shareholders of, the Superior Proposal as provided in Section 8.1(k).

6.3          Minority Stock Offering. Within 60 days of the date hereof, Bancorp shall adopt a Plan of Minority Stock Issuance in connection with the Minority Stock Offering. Such Plan shall conform in all respects with HOLA and the requirements and regulations of the OTS. Subject to the terms and conditions of this Agreement, including without limitation Section 2.5(b), such Plan shall provide for a percentage of shares of Bancorp Common Stock to be issued in the Minority Stock Offering to persons other than Beneficial MHC so as to permit the maximum number of shares of Bancorp Common Stock to be issued in the Merger to FMS Shareholders. Bancorp shall promptly prepare and file with the OTS a Form MHC-2 and shall prepare and file with the SEC a registration statement on Form S-1 (the “S-1”) in connection with the Minority Stock Offering. The initial filings of the MHC-2 and the S-1 shall contain financial information for both Bancorp and FMS at and for the year ended December 31, 2006. Bancorp shall promptly respond to any and all comments it receives on such filings from the respective staffs of the OTS and SEC and shall use its best efforts to obtain approval of the MHC-2 and have the S-1 declared effective. Bancorp will commence the Minority Stock Offering promptly after receipt of all requisite regulatory clearances and approvals.

6.4          Formation of Merger Corp. Bancorp shall take all actions necessary to incorporate and organize Merger Corp.

6.5          Change in Bank Control Act Filings. In the event that an FMS shareholder who is requested to execute a Voting Agreement is required to or may elect to make any filings pursuant to 12 C.F.R. Part 574, Bancorp shall cooperate with any such filings and use its best efforts to assist in obtaining the requisite approval or non-objection from the OTS.

6.6          FMS Options. FMS shall use its best efforts to cause each holder of an option outstanding under the FMS Stock Option Plan to agree in writing to cancel any of their outstanding options to acquire shares of FMS Common Stock in exchange for the consideration set forth in Section 2.5 herein.

ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER

7.1          Conditions to Each Parties Obligations to Effect the Merger. The respective obligations of Bancorp and FMS to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following conditions precedent:

(a)     No Litigation. No suit, action or other proceeding shall be pending or overtly threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and, in either case, where in the reasonable judgment of either Bancorp or FMS, such suit, action or other proceeding, is likely to have a Material Adverse Effect with respect to such party’s interest.

(b)     Approval of FMS Shareholders. This Agreement and the Merger shall have received the requisite approval and authorization of the FMS Shareholders.

(c)     Regulatory Approvals.

  (i)     The Merger, this Agreement, the transactions contemplated hereby, shall have been approved by the OTS and any other governmental entities whose approval is necessary, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied, and all waiting periods relating to such approvals shall have expired. The Minority Stock Offering also shall have been approved by the OTS and any other governmental entity whose approval is necessary in order for Bancorp to proceed with the Minority Stock Offering.

   (ii)     No permission, approval, determination, consent or waiver received pursuant to Section 7.1(c)(i) of this Agreement shall contain any condition applicable to Bancorp which is, in the reasonable judgment of Bancorp, materially burdensome upon the conduct of Bancorp’s business or which would so adversely impact the economic and business benefits of the Merger to Bancorp so as to render it inadvisable to proceed with the Merger.

(d)     Minority Stock Offering. The Minority Stock Offering shall have occurred. All such events which shall occur simultaneously with the Closing shall occur simultaneously with Closing.

(e)     Registration Statement. The Registration Statement shall have been declared effective and no stop order shall have been instituted or threatened.

7.2          Conditions to Obligation of Bancorp. The obligation of Bancorp to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

(a)     Compliance with Agreement. FMS shall have performed and complied in all material respects with all of its covenants, agreements and other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

(b)     Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Bancorp, and FMS shall have made available to Bancorp for examination the originals or true and correct copies of all documents Bancorp may reasonably request in connection with the transactions contemplated by this Agreement.

(c)     Representations and Warranties of FMS. Each of the representations and warranties of FMS contained in Article IV of this Agreement, after giving effect to any update to the FMS Disclosure Schedule Change, shall be true and correct, as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on FMS.

(d)     No Material Adverse Change. During the period from the date of this Agreement to the Closing Date and as of the Effective Time there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time, any condition(s) or fact(s) having individually or in the aggregate a Material Adverse Effect on FMS.

(e)     Deliveries at Closing. FMS shall have delivered to Bancorp such certificates and documents of officers of FMS and public officials as shall be reasonably requested by Bancorp to establish the existence of FMS and the due authorization of this Agreement and the transactions contemplated by this Agreement by FMS.

(f)     Accountant(s) Letters. Bancorp shall have received a copy of the following letter(s) from PricewaterhouseCoopers LLP and/or Grant Thornton LLP, which shall be in form and substance reasonably satisfactory to Bancorp and shall contain information concerning the financial condition of FMS: (i) the letter(s) described in Section 3.6 of this Agreement; (ii) similar letter(s) dated the Closing Date.

(g)     Stock Listing. FMS Common Stock shall continue to have been listed on the Nasdaq Global Market.

(h)     Stock Options. FMS shall have used its best efforts to cause all of the FMS Stock Options outstanding immediately prior to the Effective Time to have been terminated or canceled as contemplated in Section 2.4 herein.

(i)      Cash in Lieu of Options. The cash payment contemplated in Section 6.15 herein shall have been made, and the written agreement contemplated in Section 6.15 herein shall have been entered into.

(j)      Required Consents.     In addition to Regulatory Approvals, FMS and Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect FMS and FMS Subsidiaries, taken as a whole.

7.3          Conditions to Obligation of FMS. The obligation of FMS to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

(a)     Compliance with Agreement. Bancorp shall have performed and complied in all material respects with all of its covenants, agreements and other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

(b)     Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to FMS, and Bancorp shall have made available to FMS for examination the originals or true and correct copies of all documents which FMS may reasonably request in connection with the transactions contemplated by this Agreement.

(c)     Representations and Warranties of Bancorp. Each of the representations and warranties of Bancorp contained in Article V of this Agreement, after giving effect to any Bancorp Disclosure Schedule Change, shall be true and correct as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on Bancorp.

(d)     No Material Adverse Change. During the period from the date of this Agreement to the Closing Date and as of the Effective Time there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time, any condition(s) or fact(s) having individually or in the aggregate a Material Adverse Effect (irrespective of whether any such condition or fact was disclosed in a Bancorp Disclosure Schedule Change) on Bancorp.

(e)     Deliveries at Closing. Bancorp shall have delivered to FMS such certificates and documents of officers of Bancorp and of public officials as shall be reasonably requested by FMS to establish the existence of Bancorp and the due authorization of this Agreement and the transactions contemplated by this Agreement by Bancorp.

(f)     Opinion of Financial Advisor. FMS shall have received the opinion of Ryan Beck & Co. dated the date on which the FMS Proxy Statement is first mailed to FMS Shareholders, to the effect that the consideration to be received in the Merger by the FMS Shareholders is fair to the FMS Shareholders from a financial point of view and such opinion shall not have been withdrawn as of the Closing Date.

(g)     Stock Listing. Shares of Bancorp Common Stock shall have been approved for quotation on the Nasdaq Global Market.

(h)     Receipt of Merger Consideration. The Exchange Agent in its fiduciary capacity shall have certified receipt of the aggregate Merger Consideration for all shares of FMS Common Stock to be acquired hereunder.

(i)     Required Consents. In addition to Regulatory Approvals, Bancorp shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Bancorp and Bancorp Subsidiaries, taken as a whole.

(j)     Tax Opinion. FMS and Bancorp shall have received an opinion of Bancorp’s counsel, in form and substance reasonably acceptable to FMS and Bancorp, to the effect that the Merger will constitute a reorganization under Section 368 of the Code and the shareholders of FMS will not recognize any gain or loss to the extent that such shareholders exchange their FMS Shares for Bancorp Shares. Each of FMS and Bancorp shall upon request execute and deliver to such counsel a certificate or certificates setting forth certain factual matters necessary to for the basis for such opinions.

ARTICLE VIII
TERMINATION

8.1          Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of FMS:

(a)     By the mutual written agreement of Bancorp and FMS;

(b)     By either Bancorp or FMS (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 7.2(c) or 7.3(c), as the case may be, would not be satisfied and such breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Bancorp to FMS (or by FMS to Bancorp) of such breach;

(c)     By either Bancorp or FMS (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, would not be satisfied and such failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Bancorp to FMS (or by FMS to Bancorp) of such failure;

(d)     By either Bancorp or FMS, if the Closing shall not have occurred by December 31, 2007 or such later date as shall have been agreed to in writing by Bancorp and FMS; provided, that no party may terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

(e)     By either Bancorp or FMS if the shareholders of FMS shall have voted at the FMS Meeting and such vote shall not have been sufficient to approve the Agreement;

(f)     By either Bancorp or FMS (i) if final action has been taken by a Government Entity whose approval or non-objection is required in connection with this Agreement and the transactions contemplated hereby or thereby (other than the Minority Offering), which final action (x) has become unappealable, and (y) does not approve or state a non-objection to this Agreement or the transactions contemplated hereby or thereby, (ii) if any regulatory authority whose approval or non-objection is required in connection with this Agreement and the transactions contemplated hereby or thereby (other than the Minority Offering) has stated in writing that it will not issue the required approval or non-objection, or (iii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g)     By either Bancorp or FMS (i) if final action has been taken by a Government Entity whose approval or non-objection is required in connection with the Minority Offering, which final action (x) has become unappealable, and (y) does not approve or state a non-objection to the Minority Offering, or (ii) if any regulatory authority whose approval or non-objection is required in connection with the Minority Offering has stated in writing that it will not issue the required approval or non-objection, (iii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Minority Offering an such order, decree, ruling or other action shall have become final and nonappealable;

(h)     By either Bancorp or FMS (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger, as set forth in Article VII, cannot be satisfied or fulfilled by December 31, 2007.

(i)     By Bancorp if (a) at any time prior to the FMS Meeting, the FMS Board of Directors shall have failed for any reason to make its recommendation referred to in Section 3.18, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Bancorp, or (ii) the FMS Board of Directors shall have failed for any reason to call, give notice of, convene and hold the FMS Meeting;

(j)     By Bancorp if a tender offer or exchange offer for 25% or more of the outstanding shares of FMS Common Stock is commenced (other than by Bancorp), and the FMS Board of Directors recommends that the shareholders of FMS tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act;

(k)     At any time prior to the FMS Meeting, by FMS in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by FMS and the FMS Board of Directors in compliance with Section 6.2 hereof, provided, however, that this Agreement may be terminated by FMS pursuant to this Section 8.1(k) only after the third calendar day following Bancorp’s receipt of written notice from FMS advising Bancorp that FMS is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such three-calendar day period, Bancorp does not, in its sole discretion, make an offer to FMS that Bancorp’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal; or

(l)     By FMS if any requisite approval or non-objection of the OTS contemplated in Section 6.5 shall have not been obtained.

8.2          Effect of Termination.

(a)     In the event of termination of this Agreement pursuant to any provision of Section 8.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Section 3.1 and Article VIII, and (ii) any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b)     In recognition of the efforts, expenses and other opportunities foregone by Bancorp while structuring and pursuing the Merger, the parties hereto agree that FMS shall pay to Bancorp a termination fee of seven million three hundred thousand dollars ($7,300,000) (the “FMS Termination Fee”) in the manner and subject to the conditions set forth below if:

(i)     this Agreement is terminated by Bancorp pursuant to Section 8.1(i) or 8.1 (j);

(ii)     this Agreement is terminated by Bancorp pursuant to Sections 8.1(b) or 8.1(c) and, in each case, within 18 months after such termination FMS or a FMS Subsidiary enters into any agreement with respect to, or consummates, any Acquisition;

(iii)     this Agreement is terminated by Bancorp pursuant to Sections 8.1(b) or 8.1(c) resulting from the intentional or willful conduct or gross negligence of FMS;

(iv)     this Agreement is terminated by either Bancorp or FMS pursuant to Section 8.1(e), and an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of FMS or the FMS Board of Directors (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of FMS contemplated by this Agreement at the FMS Meeting; or

(v)     this Agreement is terminated by FMS pursuant to Section 8.1(k).

In the event the FMS Termination Fee shall become payable pursuant to Section 8.2(b)(i), (iii) or (iv), (x) FMS shall pay to Bancorp an amount equal to three million seven hundred thousand dollars ($3,700,000) on or before the third Business Day following termination of this Agreement, and (y) if within 18 months after such termination FMS or a FMS Subsidiary enters into any agreement with respect to, or consummates, any Acquisition, FMS shall pay to Bancorp the FMS Termination Fee (net of any payment made pursuant to clause (x) above) on the earliest of the date of execution of such agreement or consummation of the Acquisition. In the event the FMS Termination Fee shall become payable pursuant to Section 8.2(b)(ii), FMS shall pay to Bancorp the entire FMS Termination Fee on the earliest of the date of execution of such agreement or consummation of the Acquisition. In the event the FMS Termination Fee shall become payable pursuant to Section 8.2(v), FMS shall pay to Bancorp the entire FMS Termination Fee within three Business Days following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Section 8.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Bancorp.

(c)     In recognition of the efforts, expenses and other opportunities foregone by Bancorp while structuring and pursuing the Merger, the parties hereto agree that FMS shall pay to Bancorp a termination fee of one million eight hundred thousand dollars ($1,800,000) if FMS terminates this Agreement pursuant to Section 8.1(l) and within 18 months after such termination FMS or a FMS Subsidiary enters into any agreement with respect to, or consummates, any Acquisition (the “FMS Section 8.1(l) Termination Fee”). In the event the FMS Section 8.1(l) Termination Fee shall become payable pursuant to this Section 8.2(c), FMS shall pay to Bancorp the entire FMS Section 8.1(l) Termination Fee on the earliest of the date of execution of such agreement or consummation of the Acquisition. Any amount that becomes payable pursuant to this Section 8.2(c) shall be paid by wire transfer of immediately available funds to an account designated by Bancorp.

(d)     Except as provided in Sections 8.2(b) and 8.3, whether or not the Merger is consummated, all out of pocket expenses, including, without limitation, reasonable legal accounting and investment banking expenses incurred by such other party in connection with the entering into this Agreement and the carrying out of all acts contemplated hereunder (collectively referred to hereunder as the “Costs”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such Costs.

(e)     In no event shall any officer, agent, or director of FMS, any FMS Subsidiary, Bancorp or any Bancorp Subsidiary, be personally liable thereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

(f)     In no event shall Bancorp be entitled to receive both the FMS Termination Fee and the FMS Section 8.1(1) Termination Fee.

8.3          Bancorp Termination Payment.

(a)     Bancorp Special Payment. As a condition of FMS’ willingness to, and in order to induce FMS to, enter into this Agreement, and to reimburse FMS for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Bancorp hereby agrees to pay to FMS, as liquidated damages and in lieu of any other rights or remedies under this Agreement, a cash payment (the “Special Payment”) only if (i) the Agreement is terminated pursuant to Section 8.1(f) or Section 8.1(g), or (ii) Bancorp does not consummate the Minority Offering and is otherwise unable to consummate the Merger by December 31, 2007 or such later date agreed to as contemplated in Section 8.1(d) other than as a result of the failure to obtain any requisite approval or non-objection of the OTS contemplated in Section 6.5; provided, however, that Bancorp shall not have breached its obligation set forth in Section 6.5, or (iii) FMS has terminated this Agreement in accordance with Section 8.1(b) or 8.1(c) because Bancorp has intentionally and willfully breached any of its representations or warranties herein or intentionally and willfully failed to perform or comply with any of its covenants or agreements herein, to such extent as to permit such termination (each of such reasons for termination being hereinafter referred to as the “Special Payment Event”). If the Special Payment Event is pursuant to subsection (i) or (ii) of this Section 8.3(a), then the Special Payment shall amount to five million five hundred thousand dollars ($5,500,000). If the Special Payment Event is pursuant to subsection (iii) of this Section 8.3(a), then the Special Payment shall amount to three million seven hundred thousand dollars ($3,700,000). Notwithstanding the foregoing, Bancorp shall have no obligation to make the Special Payment to FMS if the Special Payment Event is primarily due to a breach of a representation or warranty of FMS (subject to the standard set forth in Section 7.2(c) of this Agreement) or a breach by FMS of one or more covenants in this Agreement, which breach of representation, warranty or covenant is the principal cause of the occurrence of the Special Payment Event.

(b)     Payment Required. Any payment required to be made under this Section 8.3 shall be paid by Bancorp to FMS by wire transfer of immediately available funds to an account designated by FMS within three (3) Business Days after demand by FMS.

(c)     Exclusivity of Remedy. Notwithstanding anything to the contrary set forth in this Agreement, if Bancorp pays or causes to be paid to FMS the Special Payment, Bancorp will not have any further obligations or liabilities to FMS with respect to this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1          Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the FMS Shareholders, except that after such approval no amendment shall be made without the further approval of the FMS Shareholders if such amendment: (a) alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of FMS Common Stock, (b) alters or changes any term of Bancorp’s Charter other than as provided herein, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the FMS Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.2          Governing Law. This Agreement shall be construed and interpreted according to the Laws of the Commonwealth of Pennsylvania except to the extent federal law may apply.

9.3          Assignment. This Agreement shall not be assigned by operation of law or otherwise.

9.4          Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission (receipt electronically confirmed) or two days after deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

IF TO BANCORP:	Beneficial Mutual Bancorp, Inc.
George W. Nise
President and Chief Executive Officer
510 Walnut Street
Philadelphia, Pennsylvania 19106
Fax No.: (215) 864-1770
with a copy to:

Gary R. Bronstein, Esq.
Muldoon Murphy & Aguggia LLP
5101 Wisconsin Avenue, NW
Washington, DC 20016
Fax No.: (202) 966-9409

IF TO FMS:	FMS Financial Corporation Craig W. Yates President and Chief Executive Officer 3 Sunset Road Burlington, New Jersey 08016 Fax No.: (609) 386-1979 with a copy to:
John J. Spidi, Esq. Malizia Spidi & Fisch, PC 901 New York Avenue, NW Suite 210 East Washington, DC 20001 Fax No.: (202) 434-4661

9.5          Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

9.6          Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

9.7          Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement. If, however, any provision of this Agreement is held invalid by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a result which is not materially different.

9.8          Specific Performance. The parties agree that the assets and business of FMS as a going concern constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

9.9          No Reliance. Except for the parties to this Agreement and any Indemnified Parties under Section 3.5 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

9.10        Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Bancorp with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of FMS, the officers of Bancorp are fully authorized to take any such action in the name of FMS.

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

BENEFICIAL SAVINGS BANK MHC

By:	/s/ George W. Nise

George W. Nise President and Chief Executive Officer

BENEFICIAL MUTUAL BANCORP, INC.

By:	/s/ George W. Nise

George W. Nise President and Chief Executive Officer

BENEFICIAL MUTUAL SAVINGS BANK

By:	/s/ George W. Nise

George W. Nise President and Chief Executive Officer

FMS FINANCIAL CORPORATION

By:	/s/ Craig W. Yates

Craig W. Yates President and Chief Executive Officer

FARMERS AND MECHANICS BANK

By:	/s/ Craig W. Yates

Craig W. Yates President and Chief Executive Officer

EXHIBIT A

CORPORATE MERGER AGREEMENT

of

FMS FINANCIAL CORPORATION

with and into

MERGER CORP.

THIS CORPORATE MERGER AGREEMENT ("Plan of Merger") is entered into as of the ___ day of ________, 200__ by and between FMS FINANCIAL CORP. (“FMS”), a corporation existing under the laws of the State of New Jersey, and MERGER CORP. (“Interim”), an interim corporation organized under the laws of the United States of America by Beneficial Mutual Bancorp, Inc., a subsidiary holding company chartered and existing under the laws of the United States of America.

WHEREAS, this Plan of Merger is being entered into pursuant to the Agreement and Plan of Merger dated as of _________, 2006 (the “Merger Agreement”) by and among Beneficial Savings Bank MHC, Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank, FMS Financial Corporation and Farmers and Mechanics Bank; and

WHEREAS, this Plan of Merger has been approved by the required vote of the directors of each of FMS and Interim.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of FMS with and into Interim (the “Merger”).

1.
Effective Time of the Merger. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Office of Thrift Supervision pursuant to 12 C.F.R. 563.22 or such other later time specified on the Articles of Combination filed with the Office of Thrift Supervision and the Cerificate of Merger filed with the New Jersey Secretary of State (the “Effective Time”).

2.	Constituent Institutions. The name of each constituent institution to the Merger is FMS Financial Corporation and Merger Corp.

3.	Name of the Resulting Institution. The resulting institution in the Merger shall be Merger Corp. (Interim is sometimes referred to herein as the “Resulting Institution”).

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4.
Terms and Conditions of Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, FMS shall be merged with and into Interim pursuant to the provisions of, and with the effect provided under the laws of the United States of America and the State of New Jersey. At the Effective Time, the separate existence of FMS shall cease and Interim as the resulting institution, shall continue unaffected and unimpaired by the Merger.

5.
Charter. At the Effective Time, the charter of Interim, as in effect immediately prior to the Effective Time, shall constitute the charter of the Resulting Institution unless and until the same shall be amended as provided by law and the terms of such charter.

6.
Bylaws. At the Effective Time, the bylaws of Interim, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution, unless and until amended or repealed as provided by law, its charter and such bylaws.

7.	Directors of Resulting Institution. The names of the persons who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed in Appendix A hereto attached.

8.
Effect on Outstanding Shares of FMS Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $.10 per share, of FMS shall automatically be converted into one share of common stock, par value $1.00 share, of Interim (“Interim Common Stock”).

9.
Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the conditions set forth in the Agreement and Plan of Merger.

10.	Termination. This Plan of Merger shall terminate automatically upon termination of the Agreement and Plan of Merger.

11.	Amendment. This Plan of Merger may not be amended except by an agreement in writing signed on behalf of each of the parties hereto.

12.	Governing Law. This Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the United States of America.

13.	Captions. The captions heading the sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

14.
Counterparts. This Plan of Merger may be executed in two or more counterparts, any of which may be facsimile copies, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.

ATTEST:	FMS FINANCIAL CORP.

___________________________

By: ___________________________
Craig W. Yates
Its:President and Chief Executive Officer

ATTEST:	BENEFICIAL MUTUAL BANCORP, INC.

___________________________	By: ___________________________
George W. Nise
Its:President and Chief Executive Officer

3

EXHIBIT B

MID-TIER MERGER AGREEMENT

of

MERGER CORP.

with and into

BENEFICIAL MUTUAL BANCORP, INC.

THIS MID-TIER MERGER AGREEMENT (“Plan of Merger”) is entered into as of the ___ day of ____________, ____ by and between MERGER CORP., an interim stock corporation chartered and existing under the laws of the United States of America (“Interim”), and BENEFICIAL MUTUAL BANCORP, INC., a stock mid-tier company chartered and existing under the laws of the United States of America (the “Beneficial”).

WHEREAS, this Plan of Merger is being entered into pursuant to the Agreement and Plan of Merger dated as of ____________ among Beneficial Savings Bank MHC, Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank, FMS Financial Corporation and Farmers and Mechanics Bank (the “Agreement and Plan of Merger”); and

WHEREAS, this Plan of Merger has been approved by the required vote of the directors of each of Interim and Beneficial.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of Interim with and into Beneficial.

1.	The Merger. On the date on which the Effective Time (as defined below) shall occur, Interim shall merge with and into Beneficial (the “Merger”).

2.
Effective Time of the Merger. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Office of Thrift Supervision pursuant to 12 C.F.R. 563.22 or such other later time specified on the Articles of Combination filed with the Office of Thrift Supervision (the “Effective Time”).

3.	Constituent Institutions. The name of each constituent institution to the Merger is Merger Corp. and Beneficial Mutual Bancorp, Inc.

4.
Name of the Resulting Institution. The resulting corporation in the Merger shall be Beneficial Mutual Bancorp, Inc. (Beneficial Mutual Bancorp, Inc. is sometimes referred to herein as the “Resulting Institution”).

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5.	Location of Home Office and Other Offices of Resulting Institution. The location of the Resulting Institution shall be 510 Walnut Street, Philadelphia, Pennsylvania 19106.

6.
Terms and Conditions of Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Interim shall be merged with and into Beneficial pursuant to the provisions of, and with the effect provided under the laws of the United States of America. At the Effective Time, the separate existence of Interim shall cease and Beneficial as the resulting institution, shall continue unaffected and unimpaired by the Merger.

7.
Charter. At the Effective Time, the federal stock charter of Beneficial, as in effect immediately prior to the Effective Time, shall constitute the charter of the Resulting Institution, unless and until the same shall be amended as provided by law and the terms of such charter.

8.
Bylaws. At the Effective Time, the federal stock bylaws of Beneficial, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution, unless and until amended or repealed as provided by law, its charter and such bylaws.

9.	Directors of Resulting Institution. The names of the persons who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed in Appendix A hereto attached.

10.
Effect on Outstanding Shares of Merger Corp. Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $1.00 per share, of Interim that is outstanding as of the Effective Time shall automatically be converted into the right to receive Merger Consideration as defined in the Agreement and Plan of Merger.

11.
Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the conditions set forth in the Agreement and Plan of Merger.

12.	Termination. This Plan of Merger shall terminate automatically upon termination of the Agreement and Plan of Merger.

13.	Amendment. This Plan of Merger may not be amended except by an agreement in writing signed on behalf of each of the parties hereto.

14.	Governing Law. This Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the United States of America.

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15.	Captions. The captions heading the sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

16.
Counterparts. This Plan of Merger may be executed in two or more counterparts, any of which may be facsimile copies, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.

ATTEST:	BENEFICIAL MUTUAL BANCORP, INC.

___________________________	By: ___________________________
George W. Nise
Its: President and Chief Executive Officer

ATTEST:	MERGER CORP.

___________________________	By: ___________________________
George W. Nise
Its: President and Chief Executive Officer

4

APPENDIX A

Directors of Resulting Institution

Name	Residence Address	Year Term Expires

5

EXHIBIT C

BANK MERGER AGREEMENT

of

FARMERS AND MECHANICS BANK

with and into

BENEFICIAL MUTUAL SAVINGS BANK

THIS BANK MERGER AGREEMENT (“Plan of Bank Merger”) is entered into as of the __ day of _________, 200__ by and between FARMERS AND MECHANICS BANK, a stock savings bank chartered and existing under the laws of the United States of America, (“FMB”) and BENEFICIAL MUTUAL SAVINGS BANK, a stock savings bank chartered and existing under the laws of the Commonwealth of Pennsylvania (“BMSB”); and

WHEREAS, this Plan of Bank Merger is being entered into pursuant to the Agreement and Plan of Merger dated as of _____________, 2006 (the “Merger Agreement”) by and between Beneficial Savings Bank MHC, Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank, FMS Financial Corporation and Farmers and Mechanics Bank; and

WHEREAS, this Plan of Bank Merger has been approved by the required vote of the directors of each of FMB and BMSB.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto hereby make, adopt and approve this Plan of Bank Merger in order to set forth the terms and conditions for the merger of FMB with and into BMSB (the “Merger”).

1.
Effective Time of the Merger. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Office of Thrift Supervision pursuant to 12 C.F.R. 563.22 or such other later time specified on the Articles of Combination filed with the Office of Thrift Supervision and the Certificate of Merger issued by the Pennsylvania Department of State (the “Effective Time”).

2.	Constituent Institutions. The name of each constituent institution to the Merger is Beneficial Mutual Savings Bank and Farmers and Mechanics Bank.

3.	Name of the Resulting Institution. The resulting institution in the Merger shall be Beneficial Mutual Savings Bank (BMSB is sometimes referred to herein as the “Resulting Institution”).

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4.	Location of Home Office and Other Offices of Resulting Institution. The location of the principal office and other offices of the Resulting Institution are listed in Appendix A hereto attached.

5.
Terms and Conditions of Merger. Subject to the terms and conditions of this Plan of Bank Merger, at the Effective Time, FMB shall be merged with and into BMSB pursuant to the provisions of, and with the effect provided under the laws of, the United States of America and the State of Pennsylvania. At the Effective Time, the separate existence of FMB shall cease and BMSB as the resulting institution, shall continue unaffected and unimpaired by the Merger.

6.
Charter. At the Effective Time, the charter of BMSB, as in effect immediately prior to the Effective Time, shall constitute the charter of the Resulting Institution, unless and until the same shall be amended as provided by law and the terms of such charter.

7.
Bylaws. At the Effective Time, the bylaws of BMSB, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution, unless and until amended or repealed as provided by law, its charter and such bylaws.

8.
Savings Account Issuance by Resulting Institution. After the Effective Time, the Resulting Institution will continue to issue deposit accounts, including savings accounts, on the same basis as immediately prior to the Effective Time.

9.	Directors of Resulting Institution. The names of the persons who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed in Appendix B hereto attached.

10.
Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the conditions set forth in the Merger Agreement.

11.	Termination. This Plan of Bank Merger shall terminate automatically upon termination of the Merger Agreement.

12.	Amendment. This Plan of Bank Merger may not be amended except by an agreement in writing signed on behalf of each of the parties hereto.

13.	Governing Law. This Plan of Bank Merger shall be governed by and construed and enforced in accordance with the laws of the United States of America.

14.	Captions. The captions heading the sections in this Plan of Bank Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Bank Merger.

15.
Counterparts. This Plan of Bank Merger may be executed in two or more counterparts, any of which may be facsimile copies, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

2

IN WITNESS WHEREOF, each of the Parties has caused this Plan of Bank Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.

ATTEST:	BENEFICIAL MUTUAL SAVINGS BANK

___________________________	By: __________________________
George W. Nise
Its: President and Chief Executive Officer

ATTEST:	FARMERS AND MECHANICS BANK

___________________________	By: ___________________________
Craig W. Yates
Its: President and Chief Executive Officer

3

APPENDIX A

Location of Home Office and Other Offices of Resulting Institution

Main Office:

Branch Offices:

4

APPENDIX B

Directors of Resulting Institution

Name	Residence Address	Year Term Expires

5

EXHIBIT D

[Form of Voting Agreement for Directors]

October 12, 2006

Beneficial Mutual Bancorp, Inc.
510 Walnut Street
Philadelphia, Pennsylvania 19106

To the Board of Directors:

The undersigned is a director of FMS Financial Corporation (“FMS”) and the beneficial holder of shares of common stock of FMS (the “FMS Common Stock”).

Beneficial Mutual Bancorp, Inc. (“Bancorp”) and FMS have entered into an Agreement and Plan of Merger (the “Agreement”) that provides for the acquisition of FMS through the merger of FMS with and into a federally chartered interim company to be formed by Bancorp to effect the transactions contemplated by the Agreement (the “Merger”).

In consideration of the substantial expenses that Bancorp will incur in connection with the transactions contemplated by the Agreement and to induce Bancorp to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a stockholder of FMS, and not in his capacity as a director of FMS, as follows:

1.     While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of Bancorp (a) sell or otherwise dispose of or encumber prior to the record date of the FMS Meeting (as defined in the Agreement) any or all of his shares of FMS Common Stock, or (b) deposit any shares of FMS Common Stock into a voting trust or enter into a voting agreement (other than this letter agreement) or arrangement with respect to any shares of FMS Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of FMS for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.     While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of FMS Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the FMS Meeting; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

3.     The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Bancorp shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

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4.     The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting or dispositive power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a stockholder of FMS and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of FMS.

5.     This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of FMS’s shareholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms, or (iii) the Effective Time (as that term is defined in the Agreement) of the Merger.

6.     As of the date hereof; the undersigned has voting power with respect to ______________ shares of FMS Common Stock.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of
the date first above written:

Beneficial Mutual Bancorp, Inc.

By: George W. Nise Its: President and Chief Executive Officer
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[Form of Voting Agreement for Non-director Officer/Shareholder]

October 12, 2006

Beneficial Mutual Bancorp, Inc.
510 Walnut Street
Philadelphia, Pennsylvania 19106

To the Board of Directors:

The undersigned is the beneficial holder of greater than 5% of the shares of common stock of FMS (the “FMS Common Stock”).

Beneficial Mutual Bancorp, Inc. (“Bancorp”) and FMS have entered into an Agreement and Plan of Merger (the “Agreement”) that provides for the acquisition of FMS through the merger of FMS with and into a federally chartered interim company to be formed by Bancorp to effect the transactions contemplated by the Agreement (the “Merger”).

In consideration of the substantial expenses that Bancorp will incur in connection with the transactions contemplated by the Agreement and to induce Bancorp to proceed to incur such expenses, the undersigned agrees and undertakes, in her capacity as a stockholder of FMS, as follows:

1.     While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of Bancorp (a) sell or otherwise dispose of or encumber prior to the record date of the FMS Meeting (as defined in the Agreement) any or all of her shares of FMS Common Stock, or (b) deposit any shares of FMS Common Stock into a voting trust or enter into a voting agreement (other than this letter agreement) or arrangement with respect to any shares of FMS Common Stock or grant any proxy with respect thereto for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.     While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of FMS Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the FMS Meeting; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

3.     The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Bancorp shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

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4.     The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others.

5.     This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of FMS’ stockholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms, or (iii) the Effective Time (as that term is defined in the Agreement) of the Merger.

6.     As of the date hereof; the undersigned has voting power with respect to ______________ shares of FMS Common Stock.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of
the date first above written:

Beneficial Mutual Bancorp, Inc.

By: George W. Nise Its: President and Chief Executive Officer

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EXHIBIT E

October 12, 2006

Beneficial Mutual Bancorp, Inc.
510 Walnut Street
Philadelphia, Pennsylvania 19106

Ladies and Gentlemen:

I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of FMS Financial Corporation (“FMS”), a New Jersey corporation, as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of __________, 2006 (the “Merger Agreement”), by and among FMS, Farmers and Mechanics Bank, Beneficial Savings Bank, MHC, Beneficial Mutual Bancorp, Inc. and Beneficial Mutual Savings Bank, FMS will be acquired by Bancorp by means of a merger (the “Merger”).

I further understand that as a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Beneficial Mutual Bancorp, Inc. (“Beneficial Mutual Common Stock”) in exchange for shares of common stock, par value $0.10 per share, of FMS (“FMS Common Stock”).

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Beneficial Mutual Common Stock, to the extent I felt necessary, with my counsel or counsel for FMS.

I represent, warrant and covenant with and to Beneficial Mutual Bancorp, Inc. that in the event I receive any shares of Beneficial Mutual Common Stock as a result of the Merger:

1.     I shall not make any sale, transfer, or other disposition of such shares of Beneficial Mutual Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, which is not anticipated, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Beneficial Mutual Bancorp, Inc., or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

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2.     I understand that, subject to the last paragraph of this letter, Beneficial Mutual Bancorp, Inc. is under no obligation to register the sale, transfer or other disposition of shares of Beneficial Mutual Common Stock by me or on my behalf under the Securities Act or to take any other action necessary to make compliance with an exemption from such registration available.

3.     I understand that stop transfer instructions will be given to Beneficial Mutual Bancorp, Inc.’s transfer agent with respect to shares of Beneficial Mutual Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of FMS Financial Corporation with and into a subsidiary of Beneficial Mutual Bancorp, Inc., in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Beneficial Mutual Bancorp, Inc., a copy of which agreement is on file at the principal offices of Beneficial Mutual Bancorp, Inc.”

4.     I understand that, unless the transfer by me of the Beneficial Mutual Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Beneficial Mutual Bancorp, Inc. reserves the right, in its sole discretion, to place the following legend on the certificates for such shares, or any substitutions therefor, issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of FMS Financial Corporation with and into a subsidiary of Beneficial Mutual Bancorp Inc., in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Beneficial Mutual Bancorp, Inc. (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Beneficial Mutual Bancorp, Inc., to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to Beneficial Mutual Bancorp, Inc. that Beneficial Mutual Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

I further understand and agree that the provisions of Rule 145 shall apply to all shares of Beneficial Mutual Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger.

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By acceptance hereof, Beneficial Mutual Bancorp, Inc. agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that it will use commercially reasonable efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me if I desire to transfer any Beneficial Mutual Common Stock issued to me in the Merger. In addition, Beneficial Mutual Bancorp, Inc. shall cause its legal counsel to respond promptly to any requests from Beneficial Mutual Bancorp Inc.’s transfer agent for the issuance of an opinion that any transfer by me that complies with the requirements of Rule 145 and 144 may be made provided such counsel receives customary representation letters and all other information and documentation reasonably required by Beneficial Mutual Bancorp from me. Further, if at any point in time I hold certificates representing shares of Beneficial Mutual Bancorp, Inc. Common Stock received by me in the Merger and such certificates bear a restrictive legend, upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, Beneficial Mutual Bancorp, Inc. shall cause its legal counsel to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such certificates to be reissued without such restrictive legend.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of
the date first above written:

Beneficial Mutual Bancorp, Inc.

By: George W. Nise Its: President and Chief Executive Officer

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EXHIBIT F

Directors and Officers of BANCORP

Directors:

George W. Nise
R. Joseph Barnes, Jr.
Edward G. Boehne
Frank A. Farnesi
Elizabeth H. Gemmill
Thomas F. Hayes
Paul M. Henkels
William J. Henrich, Jr., Esq.
Charles Kahn, Jr.
Thomas J. Lewis
James J. Maguire
Joseph J. McLaughlin
Michael J. Morris
Donald F. O’Neill

Officers:

Name	Title

George W. Nise	President and Chief Executive Officer
Robert W. Keddie, Jr.	Senior Executive Vice President, Secretary and Chief Information Officer
Joseph F. Conners	Executive Vice President and Chief Financial Officer
Paul R. Driscoll	Executive Vice President
Andrew J. Miller	Executive Vice President and Chief Lending Officer